Exhibit 10.1

$300,000,000

3-YEAR REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

Among

ASSURED GUARANTY LTD.,

ASSURED GUARANTY CORP.,

ASSURED GUARANTY (UK) LTD.,

ASSURED GUARANTY RE INTERNATIONAL LTD.,

ASSURED GUARANTY RE OVERSEAS LTD.

and

THE BANKS PARTY HERETO

and

ABN AMRO BANK N.V.,
As Administrative Agent

Dated as of April 15, 2005

ABN AMRO INCORPORATED AND BANK OF AMERICA SECURITIES LLC.,
as Lead Arrangers

and

BANK OF AMERICA, N.A. AND KEY BANK, N.A.,
As Syndication Agents,

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS

Section 1.01 Certain Definitions
Section 1.02 Construction
(a) Number; Inclusion
(b) Determination
(c) Agent’s Discretion and Consent
(d) Documents Taken as a Whole
(e) Headings
(f) Implied References to this Agreement
(g) Persons
(h) Modifications to Documents
(i) From, To and Through
(j) Shall; Will
Section 1.03 Accounting Principles; Computations

ARTICLE II REVOLVING CREDIT AND LETTER OF CREDIT FACILITY

Section 2.01 Credit Commitments
Section 2.02 Nature of Banks’ Obligations with Respect to Revolving Credit Loans
Section 2.03 Facility Fees; Letter of Credit Fee
Section 2.04 Utilization Fee
Section 2.05 Revolving Credit Loan Requests
Section 2.06 Making Revolving Credit Loans
Section 2.07 Use of Proceeds
Section 2.08 Bid Loan Facility
(a) Bid Loan Requests
(b) Bidding
(c) Accepting Bids
(d) Funding Bid Loans
(e) Several Obligations
(f) Bid Notes
Section 2.09 Restriction on Loans and Letters of Credit
Section 2.10 Letters of Credit
Section 2.11 Conditions to the Issuance of all Letters of Credit
Section 2.12 Letter of Credit Requests
Section 2.13 Agreement to Repay Letter of Credit Drawings
Section 2.14 Letter of Credit Expiration Extensions
Section 2.15 Changes to Stated Amount

ARTICLE III INTEREST RATES

Section 3.01 Interest Rate Options

i

(a)	Revolving Credit Interest Rate Options
(b)	Rate Quotations
(c)	Change in Fees or Interest Rates
Section 3.02 Revolving Credit Loans Interest Periods
(a)	Amount of Borrowing Tranche
(b)	Renewals
Section 3.03 Interest After Default
(a)	Interest Rate
(b)	Other Obligations
(c)	Acknowledgment
Section 3.04 LIBOR Unascertainable; Illegality; Increased Costs; Deposits Not Available
(a)	Uncertainable
(b)	Illegality; Increased Costs; Deposits Not Available
(c)	Agent’s and Bank’s Rights
Section 3.05 Selection of Interest Rate Options

ARTICLE IV PAYMENTS

Section 4.01 Payments
Section 4.02 Pro Rata Treatment of Banks
Section 4.03 Interest Payment Dates
Section 4.04 Voluntary Prepayments
(a)	Right to Prepay
(b)	Replacement of a Bank
(c)	Change of Lending Office
Section 4.05 Reduction or Termination of Commitments
Section 4.06 Additional Compensation in Certain Circumstances
(a)	Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.
(b)	Indemnity
Section 4.07 Taxes
(a)	No Deductions
(b)	Stamp Taxes
(c)	Indemnification for Taxes Paid by a Bank
(d)	Certificate
(e)	Survival
Section 4.08 Judgment Currency
(a)	Currency Conversion Procedures for Judgments
(b)	Indemnity in Certain Events
Section 4.09 Notes, Maturity
Section 4.10 Mandatory Prepayments

ARTICLE V REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties
(a)	Organization and Qualification
(b)	Capitalization and Subsidiaries

(c)	Power and Authority
(d)	Validity and Binding Effect
(e)	No Conflict
(f)	Litigation
(g)	Title to Properties
(h)	Financial Statements, Reinsurance Coverage
(i)	Use of Proceeds; Margin Stock
(j)	Full Disclosure
(k)	Taxes
(l)	Consents and Approvals
(m)	No Event of Default; Compliance With Instruments
(n)	Licenses, Etc.
(o)	Insurance
(p)	Compliance With Laws
(q)	Material Contracts; Burdensome Restrictions
(r)	Investment Companies; Regulated Entities
(s)	Plans and Benefit Arrangements
(t)	Senior Debt Status
(u)	Holdings
Section 5.02 Continuation of Representations

ARTICLE VI CONDITIONS OF LENDING

Section 6.01 Closing Date
(a)	Representations and Warranties True and Complete, No Defaults
(b)	Secretary’s Certificate
(c)	Delivery of Notes, Guaranty Agreements, and Loan Request
(d)	Opinion of Counsel
(e)	Legal Details
(f)	Payment of Fees
(g)	No Material Adverse Change
(h)	Existing Agreement
Section 6.02 Each Credit Event

ARTICLE VII COVENANTS

Section 7.01 Affirmative Covenants
(a)	Preservation of Existence, Etc.
(b)	Payment of Liabilities, Including Taxes, Etc.
(c)	Maintenance of Insurance
(d)	Maintenance of Properties and Leases
(e)	Maintenance of Licenses, Etc.
(f)	Visitation Rights
(g)	Keeping of Records and Books of Account
(h)	Plans and Benefit Arrangements
(i)	Compliance With Laws

(j)	Use of Proceeds
(k)	Senior Debt Status
Section 7.02 Negative Covenants
(a)	Indebtedness
(b)	Liens
(c)	Guaranties
(d)	Loans and Investments
(e)	Dividends and Related Distributions
(f)	Liquidations, Mergers, Consolidations, Acquisitions
(g)	Dispositions of Assets or Subsidiaries
(h)	Affiliate Transactions
(i)	Subsidiaries, Partnerships and Joint Ventures
(j)	Continuation of or Change in Business
(k)	Plans and Benefit Arrangements
(l)	Fiscal Year
(m)	Minimum Statutory Capital
(n)	Maximum Exposure Ratio (Company)
(o)	Maximum Debt to Total Capitalization Ratio (Holdings)
(p)	Minimum Net Worth
(q)	Interest Coverage Ratio
Section 7.03 Reporting Requirements
(a)	Quarterly Financial Statements
(b)	Annual Financial Statements
(c)	Certificate of the Company
(d)	Notice of Default
(e)	Off-Balance Sheet Financing
(f)	Notice of Litigation
(g)	Notice of Change in Insurer Financial Strength Rating
(h)	Sale of Assets
(i)	Budgets, Other Reports and Information
Section 7.04 Bermuda Law Event

ARTICLE VIII DEFAULT

Section 8.01 Events of Default
(a)	Payments Under Loan Documents
(b)	Breach of Warranty
(c)	Breach of Negative Covenants or Visitation Rights
(d)	Breach of Other Covenants
(e)	Defaults in Other Agreements or Indebtedness
(f)	Final Judgments or Orders
(g)	Loan Document Unenforceable
(h)	Losses; Proceedings Against Assets
(i)	Notice of Lien or Assessment
(j)	Insolvency
(k)	Events Relating to Plans and Benefit Arrangements
(l)	Change of Control

(m) Involuntary Proceedings
(n) Voluntary Proceedings
(o) Bermuda Law Event
Section 8.02 Consequences of Event of Default
(a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings
(b) Bankruptcy, Insolvency or Reorganization Proceedings
(c) Set-off
(d) Suits, Actions, Proceedings
(e) Application of Proceeds
(f) Other Rights and Remedies
Section 8.03 Right of Competitive Bid Loan Banks

ARTICLE IX THE AGENT

Section 9.01 Appointment
Section 9.02 Delegation of Duties
Section 9.03 Nature of Duties; Independent Credit Investigation
Section 9.04 Actions in Discretion of Agent; Instructions From the Banks
Section 9.05 Reimbursement and Indemnification of Agent by the Borrowers
Section 9.06 Exculpatory Provisions; Limitation of Liability
Section 9.07 Reimbursement and Indemnification of Agent and Issuing Banks by Banks
Section 9.08 Reliance by Agent and Issuing Banks
Section 9.09 Notice of Default
Section 9.10 Notices
Section 9.11 Banks in Their Individual Capacities; Agents in Its Individual Capacity
Section 9.12 Holders of Notes
Section 9.13 Equalization of Banks
Section 9.14 Successor Agent
Section 9.15 Agent’s Fee
Section 9.16 Availability of Funds
Section 9.17 Calculations
Section 9.18 Beneficiaries

ARTICLE X MISCELLANEOUS

Section 10.01 Modifications, Amendments, or Waivers
(a) Increase of Commitment; Extension of Expiration Date
(b) Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment
(c) Release of Collateral or Guarantor
(d) Miscellaneous
Section 10.02 No Implied Waivers; Cumulative Remedies; Writing Required
Section 10.03 Reimbursement and Indemnification of Banks by the Borrowers; Taxes
Section 10.04 Holidays

v

Section 10.05 Funding by Branch, Subsidiary, or Affiliate
(a) National Funding
(b) Actual Funding
Section 10.06 Notices
Section 10.07 Severability
Section 10.08 Governing Law
Section 10.09 Prior Understanding
Section 10.10 Duration; Survival
Section 10.11 Successors and Assigns
Section 10.12 Confidentiality
(a) General
(b) Sharing Information With Affiliates of the Banks
Section 10.13 Counterparts
Section 10.14 Agent’s or Bank’s Consent
Section 10.15 Exceptions
Section 10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL
Section 10.17 Tax Withholding Clause
Section 10.18 Joinder of Guarantors
Section 10.19 Limited Recourse
Section 10.20 Change of Lending Office
Section 10.21 USA Patriot Act

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.01(A)	-	PRICING GRID
SCHEDULE 1.01(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.01(M)	-	MATERIAL SUBSIDIARIES
SCHEDULE 1.01(P)	-	EXISTING LIENS
SCHEDULE 5.01(b)	-	SUBSIDIARIES
SCHEDULE 5.01(h)	-	REINSURANCE COVERAGE
SCHEDULE 7.02(a)	-	EXISTING INDEBTEDNESS

EXHIBITS

EXHIBIT 1.01(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.01(B)	-	BID NOTE
EXHIBIT 1.01(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.01(G)(2)-1	-	GUARANTY AGREEMENT OF MATERIAL NON-AGC SUBSIDIARIES
EXHIBIT 1.01(G)(2)-2	-	GUARANTY AGREEMENT OF ASSURED GUARANTY CORP.

EXHIBIT 1.01(G)(2)-3	-	GUARANTY AGREEMENT OF ASSURED GUARANTY LTD.
EXHIBIT 1.01(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 2.05	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.08(a)	-	BID LOAN REQUEST
EXHIBIT 2.12	-	LETTER OF CREDIT REQUEST
EXHIBIT 6.01(d)	-	OPINION(S) OF COUNSEL
EXHIBIT 7.03(c)	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of April 15, 2005, and is made by and among ASSURED GUARANTY LTD., a company organized under the laws of Bermuda, ASSURED GUARANTY CORP., a Maryland corporation, ASSURED GUARANTY (UK) LTD., a company organized under the laws of England and Wales, ASSURED GUARANTY RE INTERNATIONAL LTD., a company organized under the laws of Bermuda, ASSURED GUARANTY RE OVERSEAS LTD.,  a company organized under the laws of Bermuda, the BANKS (as hereinafter defined), and ABN AMRO BANK N.V., in its capacity as administrative agent for the Banks under this Agreement and sole bookrunner.

W I T N E S S E T H :

WHEREAS, the Borrowers have requested the Banks to provide a three-year revolving credit facility, including the issuance of letters of credit, to the Borrowers in an aggregate principal amount not to exceed the Commitments of the Banks; and

WHEREAS, such revolving credit facility shall be used for the general corporate purposes of the Borrowers; and

WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth, hereby covenant and agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01  Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

ABN AMRO Bank or ABN AMRO shall mean ABN AMRO Bank N.V., its successors and assigns.

ACE shall mean ACE Limited, a Cayman Islands company.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with, such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean ABN AMRO Bank N.V., and its successors and permitted assigns, in their respective capacities as administrative agent for the Banks under this Agreement.

Agent’s Fee shall have the meaning assigned to that term in Section 9.15.

Agent’s Letter shall have the meaning assigned to that term in Section 9.15.

Aggregate Outstandings shall have the meaning assigned to that term in Section 4.10(a).

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

AGRI shall mean Assured Guaranty Re International Ltd., a Bermuda company.

AGRO shall mean Assured Guaranty Re Overseas Ltd., a Bermuda company.

Alternate Currency shall mean each of Euros and Pounds Sterling.

Alternate Currency Loan shall mean any Loan denominated in an Alternate Currency.

Applicable Company Facility Fee Rate shall mean the percentage rate per annum corresponding to the indicated level of Insurer Financial Strength Rating in the pricing grid on Schedule 1.01(A) below the heading “Company Facility Fee.”  The Applicable Company Facility Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.01(A).

Applicable Holdings Facility Fee Rate shall mean the percentage rate per annum corresponding to the indicated level of the Holdings Debt Rating in the pricing grid on Schedule 1.01(A) below the heading “Holdings Facility Fee.”  The Applicable Holdings Facility Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.01(A).

Applicable Margin shall mean, as applicable:

(A)                              the percentage spread to be added to Base Rate under the Base Rate Option corresponding to the indicated level of Insurer Financial Strength Rating or Holdings Debt Rating, as the case may be, in the pricing grid on Schedule 1.01(A) below the heading “Applicable Margin for Base Rate Loans,” or

(B)                                the percentage spread to be added to LIBOR under the Revolving Credit LIBOR Option corresponding to the indicated level of Insurer Financial Strength Rating or Holdings Debt Rating, as the case may be, in the pricing grid on Schedule 1.01(A) below the heading “Applicable Margin for LIBOR Loans.”

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.01(A).

Applicable Usage Premium shall mean the percentage rate per annum corresponding to the indicated level of Insurer Financial Strength Rating or Holdings Debt Rating, as the case may be, in the pricing grid on Schedule 1.01(A) below the heading “Usage Premium.”  The Applicable Usage Premium shall be computed in accordance with the parameters set forth on Schedule 1.01(A).

Approved Currency shall mean each of Dollars and each Alternate Currency.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.01(A).

Associated Cost Rate shall mean, with respect to any Interest Period for Pounds Sterling denominated Loans, the amount (expressed as a percentage rate per annum, rounded up to the nearest four decimal places, as determined by the Agent on the first day of such Interest Period) required to compensate the Banks lending from facility offices in the United Kingdom for the portion of the cost of each such Bank of complying with the cash ratio and special deposit requirements of the Bank of England and/or capital adequacy requirements and banking supervision or other fees imposed by the United Kingdom Financial Services Authority, which, in the reasonable determination of such Bank, is attributable to the Loans made by such Bank from its facility office in the United Kingdom and outstanding during such Interest Period.

Authorized Officer shall mean those individuals, designated by written notice to the Agent from each Borrower, authorized to execute notices, reports and other documents required hereunder on behalf of such Borrower.  Each Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Banks shall mean the financial institutions named on Schedule 1.01(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Bank”.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus 0.5% per annum.

Base Rate Loan shall mean each Loan designated or deemed designated as such by any Borrower at the time of incurrence thereof or conversion thereto.

Base Rate Option shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.01(a)(i).

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Bermuda Law Event shall have the meaning assigned to that term in Section 7.04.

Bid shall have the meaning assigned to such term in Section 2.08(b).

Bid Deadline shall have the meaning assigned to such term in Section 2.08(b).

Bid Loan Borrowing Date shall mean, with respect to any Bid Loan, the date for the making thereof, which date shall be a Business Day.

Bid Loan Fixed Rate Option shall mean the option of each Borrower to request that the Banks submit Bids to make Bid Loans bearing interest at a fixed rate per annum quoted by such Banks as a numerical percentage (and not as a spread over another rate such as the LIBOR).

Bid Loan Interest Period shall have the meaning assigned to such term in Section 2.08(a).

Bid Loan LIBOR Rate Option shall mean the option of each Borrower to request that the Banks submit Bids to make Bid Loans bearing interest at a rate per annum quoted by such Banks at the LIBOR in effect two Business Days before the Borrowing Date of such Bid Loan plus a LIBOR Bid Loan Spread.

Bid Loan Request shall have the meaning assigned to such term in Section 2.08(a).

Bid Loans shall mean collectively all of the Bid Loans and Bid Loan shall mean separately any Bid Loan, made by any of the Banks to either Borrower pursuant to Section 2.08.

Bid Notes shall mean collectively all of the Bid Notes and Bid Note shall mean separately any Bid Note, of each Borrower in the form of Exhibit 1.01(B) evidencing the Bid Loans made to such Borrower together with all amendments, extensions, renewals, replacements, refinancings or refunds thereof in whole or in part.

Borrower shall mean the Company, the UK Borrower and, at all times after the conditions precedent set forth in Section 6.02(b) have been satisfied, Holdings, AGRI and AGRO.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which date shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Option or a Bid Loan Fixed Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by a Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York and, if the applicable Business Day (i) relates to any Loan to which the LIBOR Option applies, such day must also be a day on which dealings are carried on in the London interbank market and, with respect to any payments due by Holdings, AGRI or AGRO, such day must also be a day which is not a national or public holiday in Bermuda, and (ii) any Letter of Credit Outstandings due from the UK Borrower, such day must also be a day other than a legal holiday on which commercial banks are authorized or required to be closed for business in London, England.

Cash Collateral Account shall have the meaning assigned to such term in Section 4.10.

Closing Date shall mean the date on which the conditions precedent set forth in Section 6.01 have been satisfied.

Commitment shall mean as to any Bank its Revolving Credit Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments of all of the Banks.

Company shall mean Assured Guaranty Corp., a Maryland corporation.

Company Facility Fee shall have the meaning assigned to such term in Section 2.03(a).

Company Consolidated Assets shall mean, at any time, the assets of the Company and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP; provided that the foregoing shall be calculated without giving effect to Financial Accounting Standards Board Statements No. 115 and 133.

Compliance Certificate shall have the meaning assigned to such term in Section 7.03(c).

Consideration shall mean a greater than de minimis monetary return for the sale or provision of a service or product or for the undertaking of an obligation or liability, except that with respect to a Permitted Acquisition, Consideration shall mean the aggregate of (i) the cash paid by any of the Company or any Material Subsidiary, as buyer, directly or indirectly, to the seller in connection with such Permitted Acquisition, (ii) the Indebtedness incurred or assumed by the Company or any of the Material Subsidiaries, as buyer, with respect to such Permitted Acquisition, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by the Company or any Material Subsidiary in connection therewith, and (iv) any other consideration given or obligation incurred by the Company or any of the Material Subsidiaries in connection with such Permitted Acquisition.

Consolidated Debt shall mean, at any time, an amount equal to the sum (without duplication) of the then outstanding Indebtedness of Holdings or the Company, as the case may be, and of each Subsidiary of Holdings or the Company, as the case may be, (excluding, however, (i) the amount of all Insurance-Related Guaranties, (ii) the amount of any Soft Capital, (iii) the obligations of Holdings with respect to any preferred stock of Holdings, (iv) the obligations of any of Holdings or its Subsidiaries under Guaranteed Investment Contracts, and (v) the amount of any preferred stock issued in connection with the Contingent Capital Facility), determined and consolidated in accordance with GAAP.

Consolidated Interest Coverage Ratio for any period shall mean the ratio of Consolidated Net Income to Consolidated Interest Expense for such period.

Consolidated Interest Expense shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period.

Consolidated Net Income shall mean, for any period, the net income for such period for Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Net Worth shall mean, at any time, the net worth of Holdings and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

Contingent Capital Facility shall mean, collectively (i) the put agreement between the Company and Woodbourne Capital Trust I, Woodbourne Capital Trust II, Woodbourne Capital Trust III and Woodbourne Capital Trust IV pursuant to which the Company has the right to cause each of such trusts to purchase up to $50 million of preferred stock of the Company and (ii) the put agreement between AGRI and Hamilton Preferred Trust I and Hamilton Preferred Trust II pursuant to which AGRI has the right to cause each of such trusts to purchase up to $50 million of preferred stock of AGRI.

Credit Derivative Guaranties shall have the meaning assigned to such term in Section 7.02(c).

Credit Event shall mean the incurrence of each Loan and the issuance of each Letter of Credit.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M., London time, on the date two Business Days prior to the date of any determination thereof for purchase on such date.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, Holdings and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Holdings, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro shall mean the single currency of participating member states of the European Union.

Eurodollar Rate shall mean, with respect to the Loans comprising any Borrowing Tranche denominated in Dollars to which the LIBOR Option applies for any Interest Period, an interest rate per annum determined on the basis of the rate for deposits in Dollars for a period comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the Eurodollar Rate shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrowers or, in the absence of such agreement, the Eurodollar Rate shall be the rate of interest per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) equal to the rate per annum at which Dollar deposits approximately equal in principal amount to such Borrowing Tranche for a period and with a maturity comparable to such Interest Period are offered to the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.  The Agent shall give prompt notice to the Borrowers of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Eurodollar Reserve Percentage shall mean as of any day and with respect to any Bank or the Agent, the maximum percentage in effect on such day for such Bank or the Agent, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements as it affects such Bank or the Agent (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Euro-LIBOR shall mean, with respect to the Loans comprising any Borrowing Tranche denominated in Euros to which the LIBOR Option applies for any Interest Period, an interest rate per annum determined on the basis of the rate for deposits in Euros for a period comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), Euro LIBOR shall be determined by reference to such other publicly available service for displaying Euro-denominated rates as may be agreed upon by the Agent and the Borrowers or, in the absence of such agreement, the Euro LIBOR shall be the rate of interest per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) equal to the rate per annum at which Euro deposits approximately equal in principal amount to such Borrowing Tranche for a period and with a maturity comparable to such Interest Period are offered to the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.  The Agent shall give prompt notice to the Borrowers of the Euro LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Event of Default shall mean any of the events described in Section 8.01 and referred to therein as an “Event of Default.”

Existing Credit Agreement shall mean the Credit Agreement, dated as of April 29, 2004, among Holdings, the Company, the UK Borrower, the banks party thereto, ABN AMRO Bank N.V., as administrative agent, and ABN AMRO Incorporated, as syndication agent, lead arranger and bookrunner.

Existing Reinsurance Coverage shall have the meaning assigned to such term in Section 5.01(h)(C).

Expiration Date shall mean the third anniversary of the Closing Date.

Facility Fee shall mean the Company Facility Fee and the Holdings Facility Fee.

Facility Usage shall mean at any time the sum of the principal amount of the Revolving Credit Loans outstanding and the Letter of Credit Outstandings and, solely for purposes of Section 2.04, the principal amount of the Bid Loans outstanding.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Fixed Rate shall mean a fixed interest rate quoted by a Bank in its Bid to apply to such Bank’s Bid Loan over the term of such Bid Loan if such Bank’s Bid is accepted.

Fixed Rate Bid Loan shall mean a Bid Loan that bears interest under the Bid Loan Fixed Rate Option.

Fronting Fee shall have the meaning assigned to such term in Section 2.03(c).

GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States, subject to the provisions of Section 1.03, applied on a consistent basis both as to classification of items and amounts.

Guaranteed Investment Contract shall mean, with respect to any Person, a guaranteed investment contract, funding agreement or similar agreement issued or entered into by such Person wherein such Person guarantees a rate of return on invested capital over the term of such contract or agreement.

Guarantor shall mean Holdings, the Company and each Material Subsidiary which hereafter becomes a Guarantor after the date hereof pursuant to Section 10.18.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.01(G)(1).

Guaranty of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person (other than as an incidental part of another transaction), any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean one or more Guaranty Agreements in substantially the form of Exhibit 1.01(G)(2)-1, Exhibit 1.01(G)(2)-2 or Exhibit 1.01(G)(2)-3, or otherwise entered into pursuant to Section 7.01(l), and in each case executed and delivered by a Guarantor to the Agent for the benefit of the Banks.

Historical Statements shall have the meaning assigned to that term in Section 5.01(h)(A).

Holdings shall mean Assured Guaranty Ltd., a company organized under the laws of Bermuda.

Holdings Debt Rating shall mean the senior unsecured debt rating of Holdings as determined by either of Standard & Poor’s or Moody’s.

Holdings Facility Fee shall have the meaning assigned to such term in Section 2.03(a).

Holdings Sub-Limit shall mean an amount equal to $100,000,000; provided that at any time when all Commitments hereunder have been terminated, the Holdings Sub-Limit shall mean an amount equal to zero.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) payment obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (v) any Guaranteed Investment Contract, or (vi) any Guaranty of Indebtedness.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of Holdings or any Material Subsidiary, or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.

Insurance-Related Guaranties shall have the meaning assigned to that term in Section 7.02(c).

Insurer Financial Strength Rating shall mean the insurer financial strength rating of the Company as determined by either of Standard & Poor’s and Moody’s.

Interest Period shall mean either a Revolving Credit Loan Interest Period or a Bid Loan Interest Period.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, or similar agreement entered into by Holdings or any Material Subsidiary in order to provide protection to, or minimize the impact upon, Holdings or any Material Subsidiary of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any Revolving Credit LIBOR Option, Bid Loan LIBOR Option, Bid Loan Fixed Rate Option, or Base Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Issuing Bank shall mean (a) ABN AMRO Bank N.V. and (b) PNC Bank, National Association.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization, or approval, lien or award of or settlement agreement with any Official Body.

Letter of Credit shall have the meaning assigned to such term in Section 2.10(a).

Letter of Credit Fee shall have the meaning assigned to such term in Section 2.03(b).

Letter of Credit Outstandings shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

Letter of Credit Request shall have the meaning assigned to such term in Section 2.12(a).

LIBOR shall mean, with respect to any Borrowing Tranche of Loans, the relevant interest rate, i.e., Eurodollar Rate, Euro LIBOR or Sterling LIBOR.

LIBOR Bid Loan shall mean any Bid Loan that bears interest under the Bid Loan LIBOR Option.

LIBOR Bid Loan Spread shall mean the spread quoted by a Bank in its Bid to apply to such Bank’s Bid Loan if such Bank’s Bid is accepted.  The LIBOR Bid Loan Spread shall be quoted as a percentage rate per annum and expressed in multiples of 1/1000th of one percentage point to be either added to (if it is positive) or subtracted from (if it is negative) the LIBOR in effect two (2) Business Days before the Borrowing Date with respect to such Bid Loan.  Interest on LIBOR Bid Loans shall be computed based on a year of 360 days for the actual days elapsed.

LIBOR Interest Period shall mean the Interest Period applicable to a LIBOR Bid Loan or a Revolving Credit Loan that is subject to the Revolving Credit LIBOR Option.

LIBOR Loan shall mean each Loan designated or deemed designated as such by any Borrower at the time of incurrence thereof or conversion thereto.

LIBOR Option shall mean either the Revolving Credit LIBOR Option or the Bid Loan LIBOR-Rate Option.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge, or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement, or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Agent’s Letter, each Guaranty Agreement, and any other instruments, certificates, or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and “Loan Document” shall mean any of the Loan Documents.

Loan Request shall mean either a Bid Loan Request or a Revolving Credit Loan Request.

Loans shall mean collectively all Revolving Credit Loans and Bid Loans and Loan shall mean separately any Revolving Credit Loan or Bid Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of Holdings and its Material Subsidiaries taken as a whole or the Company and its Material Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of Holdings and the Material Subsidiaries taken as a whole duly and punctually to pay or to perform their respective obligations under the Loan Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Non-AGC Subsidiary shall mean any Material Subsidiary of Holdings other than (a) Assured Guaranty US Holdings Inc. and its  Subsidiaries (including the Company and its Subsidiaries), (b) any Material Subsidiary of Holdings which is regulated by a state insurance regulatory authority in the U.S. and (c) Assured Guaranty Barbados Holdings Ltd.

Material Subsidiary shall mean (i) any Subsidiary of Holdings which has at any time, or which will have after giving effect to any contemplated transaction, acquisition, loan or investment, a net worth equal to or greater than an amount which is the greater of five percent (5%) of the consolidated tangible net worth of Holdings and its Subsidiaries or $25,000,000, (ii) any Subsidiary of Holdings as to which Holdings requests in writing that it be a Material Subsidiary, and (iii) any Subsidiary or Subsidiaries of Holdings which own(s) in the aggregate 30% or more of any Material Subsidiary; and Material Subsidiaries shall mean all such Subsidiaries.  Notwithstanding the foregoing, each of the Company, AGRI, AGRO and the UK Borrower shall be deemed to be a Material Subsidiary for all purposes of this Agreement and the other Loan Documents; provided, however, that neither the Company nor the UK Borrower shall be required to be a Guarantor (except for the requirement that the Company guaranty all obligations of the UK Borrower).  As of the date hereof, “Material Subsidiary” shall include, without limitation, the Subsidiaries listed on Schedule 1.01(M).

Month, with respect to an Interest Period under the LIBOR Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which Holdings or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including Holdings or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Net Par shall mean the aggregate maximum par amount of insurance and reinsurance coverage under all obligations of insurance or reinsurance (or similar arrangements) provided by a Person less the aggregate maximum par amount of reinsurance (or similar arrangements including hedging arrangements) coverage in favor of such Person with respect to its insurance or reinsurance obligations.

Notes shall mean the Revolving Credit Notes and Bid Notes.

Notice of Non-Extension shall have the meaning assigned to such term in Section 2.14.

Notices shall have the meaning assigned to that term in Section 10.06.

Obligation shall mean any obligation or liability of any Borrower, any Guarantor or any Material Subsidiary to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, any Notes, the Agent’s Letter or any other Loan Document.

Off-Balance Sheet Transactions shall have the meaning assigned to that term in Section 7.03(e).

Offered Amount shall have the meaning assigned to such term in Section 2.08(b).

Official Body shall mean any national, federal, state, local, or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department, or instrumentality of either, or any court, tribunal, grand jury, or arbitrator, in each case whether foreign or domestic.

Participant shall have the meaning assigned to such term in Section 2.10(b).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 7.02(f).

Permitted Investments shall mean:

(i)                                     direct obligations of the United States of America or the United Kingdom or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or the United Kingdom maturing in twelve (12) months or less from the date of acquisition;

(ii)                                  commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(iii)                               demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv)                              fixed income securities with a weighted average credit quality of A by Standard & Poor’s or A2 by Moody’s on the date of acquisition; and

(v)                                 investments of the types specified in Sections 1402(b) and 1404(a)(1), (2), (3), (8), and (10) of the New York Insurance Law.

Permitted Liens shall mean:

(i)                                     Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)                                  Liens and pledges or deposits made in the ordinary course of business of Holdings or any Material Subsidiary with respect to employee’s salaries and benefits, to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs with respect to such Person’s officers or employees;

(iii)                               Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)                              Good-faith pledges or deposits made in the ordinary course of business of Holdings or any Material Subsidiary to secure statutory or regulatory obligations of Holdings or any Material Subsidiary;

(v)                                 Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)                              Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks securing the Obligations;

(vii)                           Liens on property leased by Holdings or any Material Subsidiary under capital and operating leases;

(viii)                        Any Lien described on Schedule 1.01(P), provided that the principal amount secured thereby is not hereafter increased;

(ix)                                Purchase Money Security Interests;

(x)                                   Liens on assets received by any Borrower from a third Person and held in trust by any Borrower in respect of liabilities assumed by any Borrower in the course of the reinsurance business of such Borrower;

(xi)                                Liens securing Credit Derivative Guaranties;

(xii)                             To the extent that they would constitute “Liens”, Insurance-Related Guaranties; and

(xiii)                          The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and they do not in the aggregate materially impair the ability of any Borrower or any Material Subsidiary to perform its Obligations hereunder or under the other Loan Documents:

(1)                                  Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Borrower or applicable Material Subsidiary maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)                                  Claims, Liens, or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)                                  Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)                                  Liens resulting from final judgments or orders described in Section 8.01(f).

Person shall mean any individual, company, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Pounds Sterling shall mean freely transferable lawful money of the United Kingdom.

Principal Amount shall mean (i) the stated principal amount of each Loan denominated in Dollars, and/or (ii) the Dollar Equivalent of the stated principal amount of each Alternate Currency Loan, as the context may require.

Principal Office shall mean the main banking office of the Agent in New York, New York.

Prohibited Transaction shall mean any “prohibited transaction” as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of Holdings or any Material Subsidiary.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to the Company or any Material Subsidiary, or deferred payments by such Person, in either case for the purchase of such tangible personal property.

Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share shall mean the proportion that a Bank’s Commitment bears to the Commitments (or, if the Commitments have terminated, the proportion that a Bank’s Commitment immediately prior to such termination bears to the Commitments immediately prior to such termination).

Regulation U shall mean any of Regulations T, U, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Requested Amount shall have the meaning assigned to such term in Section 2.08(a).

Required Banks shall mean

(A)                              if there are no Loans, Required Banks shall mean Banks whose Commitments aggregate greater than 50% of the Commitments of all of the Banks, or

(B)                                if there are Loans, Required Banks shall mean:

(i)                                     prior to a termination of the Commitments hereunder pursuant to Section 8.02(a) or Section 8.02(b), any Bank or group of Banks if the sum of (x) the Principal Amount of the Revolving Credit Loans of such Banks then outstanding plus (y) such Banks’ participating interests in the Letter of Credit Outstandings at such time aggregates greater than 50% of the sum of (x) the total Principal Amount of all of the Revolving Credit Loans then outstanding plus (y) all Letter of Credit Outstandings at such time; and

(ii)                                  after a termination of the Commitments hereunder pursuant to Section 8.02(a) or Section 8.02(b), any Bank or group of Banks if the sum of (x) the Principal Amount of the Loans of such Banks then outstanding plus (y) such Banks’ participating interests in the Letter of Credit Outstandings at such time aggregates greater than 50% of the sum of (x) the total principal amount of all of the Loans then outstanding plus (y) all Letter of Credit Outstandings at such time.

Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.01(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

Revolving Credit LIBOR Option shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.01(a)(ii).

Revolving Credit Loan Interest Period shall mean the period of time selected by a Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Revolving Credit Loans bear interest under the LIBOR Option.  Subject to the last sentence of this definition, such period shall be one, two, three or six Months or, subject to availability to each Bank, nine or twelve Months.  Such Interest Period shall commence on the effective date of borrowing of any Loan bearing interest at a rate determined with reference to the LIBOR Option, which shall be (i) the Borrowing Date if the respective Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Option if the respective Borrower is renewing or converting to the LIBOR Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the directly preceding Business Day, and (B) such Borrower shall not select, convert to or  renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Revolving Credit Loan Request shall mean a request for a Revolving Credit Loan or a request to select, convert to or renew a Base Rate Option or LIBOR Option with respect to an outstanding Revolving Credit Loan in accordance with Section 2.05, Section 3.01 and Section 3.02.

Revolving Credit Loans shall mean collectively all Revolving Credit Loans made by the Banks to the Borrowers and Revolving Credit Loan shall mean separately any Revolving Credit Loan, made by one of the Banks to a Borrower, pursuant to Section 2.01.  A Bid Loan is not a Revolving Credit Loan, except that it will be treated as a Revolving Credit Loan following a termination of the Commitments hereunder pursuant to Section 8.02(a) or Section 8.02(b) as provided in Section 8.03.

Revolving Credit Note shall mean any Revolving Credit Note of a Borrower in the form of Exhibit 1.01(R) issued by such Borrower to a Bank evidencing the Revolving Credit Loans of such Bank to such Borrower, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

SEC shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

Soft Capital shall have the meaning assigned to that term in Section 7.02(a).

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Stated Amount shall mean, at any time, (i) the maximum amount available to be drawn under any Letter of Credit denominated in Dollars (regardless of whether any conditions for drawing could then be met) and (ii) the Dollar Equivalent of the maximum amount available to be drawn under any Letter of Credit denominated in an Alternate Currency (regardless of whether any conditions for drawing could then be met).

Statutory Capital shall mean the aggregate of policyholders’ surplus of the Company and the contingency reserve of the Company, each determined in a manner consistent with that used in preparing the Historical Statements referred to in Section 5.01(h)(A) [Historical Statements].

Sterling LIBOR shall mean, with respect to the Loans comprising any Borrowing Tranche denominated in Pounds Sterling to which the LIBOR Option applies for any Interest Period, (A) an interest rate per annum determined on the basis of the rate for deposits in Pounds Sterling for a period comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period plus (B) the Associated Cost Rate for such Loans for such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), Sterling LIBOR shall be determined by reference to such other publicly available service for displaying Pounds Sterling-denominated rates as may be agreed upon by the Agent and the Borrowers or, in the absence of such agreement, Sterling LIBOR shall be the rate of interest per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) equal to the rate per annum at which Pounds Sterling deposits approximately equal in principal amount to such Borrowing Tranche for a period and with a maturity comparable to such Interest Period are offered to the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business

Days prior to the commencement of such Interest Period.  The Agent shall give prompt notice to the Borrowers of the Sterling LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Subsidiary of any Person at any time shall mean (i) any corporation, company or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.  Notwithstanding the foregoing, the  Company, AGRI, AGRO and the UK Borrower shall be deemed to be a “Subsidiary” of Holdings and, with respect to the UK Borrower, of the Company, for all purposes in this Agreement and the other Loan Documents; provided, however, that neither the Company nor the UK Borrower shall be required to be a Guarantor (except for the requirement that the Company guaranty all obligations of the UK Borrower).

Test Period shall mean each period of four consecutive fiscal quarters of Holdings (taken as one accounting period) ending after the date hereof; provided that for each fiscal quarter ending prior to June 30, 2005, Test Period shall mean the period from July 1, 2004 through the end of such fiscal quarter.

Total Capitalization shall mean, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of Holdings or the Company, as the case may be, and its Subsidiaries, plus (ii) consolidated stockholders equity of Holdings or of the Company, as the case may be, and its Subsidiaries.

Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

UK Borrower shall mean Assured Guaranty (UK) Ltd., a company organized under the laws of England and Wales.

Unpaid Drawing has the meaning provided in Section 2.13(a).

US Holdco shall mean Assured Guaranty US Holdings Inc., a Delaware corporation which is a direct wholly-owned Subsidiary of Holdings and which owns, inter alia, 100% of the capital stock of the Company.

Section 1.02  Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

(a)           Number; Inclusion.  References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” is not a term of limitation and has the meaning represented by the phrase “including without limitation”;

(b)           Determination.  References to “determination” of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

(c)           Agent’s Discretion and Consent.  Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

(d)           Documents Taken as a Whole.  The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

(e)           Headings.  The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

(f)            Implied References to this Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

(g)           Persons.  Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(h)           Modifications to Documents.  Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

(i)            From, To and Through.  Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

(j)            Shall; Will.  References to “shall” and “will” are intended to have the same meaning.

Section 1.03  Accounting Principles; Computations.  (a)  Except as otherwise provided in this Agreement (as, for example, where reference is made to statutory or regulatory financial matters), all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the date hereof applied on a basis consistent with that used in preparing the Historical Statements referred to in Section 5.01(h)(A) [Historical Statements].  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.02 based upon Holdings’ regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with Holdings’ financial statements at that time.

(b)           For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Loan and the Stated Amount of each Letter of Credit denominated in an Alternate Currency shall be calculated on the date when any such Loan is made or Letter of Credit is issued, on the second Business Day of each month, or such date as a Borrower may request and at such other times as designated by the Agent at any time when a Potential Default or an Event of Default exists.  Such Dollar Equivalent shall remain in effect until the same is recalculated by the Agent as provided above and notice of such recalculation is received by the Borrowers, it being understood that until such notice is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to the Borrowers by the Agent.  The Agent shall promptly notify the Borrowers and the Banks of each such determination of the Dollar Equivalent.

ARTICLE II

REVOLVING CREDIT AND LETTER OF CREDIT FACILITY

Section 2.01  Credit Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to any Borrower (on a several basis) at any time or from time to time on or after the date hereof to the Expiration Date, which Revolving Credit Loans (i) may be made and maintained in such Approved Currency as is requested by the applicable Borrower; (ii) shall not exceed in aggregate Principal Amount outstanding an amount which, when added to the aggregate outstanding Principal Amount of all Bid Loans and the Letter of Credit Outstandings at such time, is equal to the sum of the Revolving Credit Commitments at such time; (iii) shall not, in the case of Revolving Credit Loans incurred by Holdings, AGRI and AGRO, exceed in aggregate Principal Amount outstanding an amount which, when added to the outstanding Principal Amount of all Bid Loans incurred by all such Borrowers in the aggregate and the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of all such

Borrowers in the aggregate, is equal to the Holdings Sub-Limit; and (iv) shall not, in the case of Revolving Credit Loans incurred by the UK Borrower, exceed in aggregate Principal Amount outstanding an amount which, when added to the outstanding Principal Amount of all Bid Loans incurred by the UK Borrower and the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of the UK Borrower, is equal to $12,500,000.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay, and reborrow Revolving Credit Loans pursuant to this Section 2.01.

Section 2.02  Nature of Banks’ Obligations with Respect to Revolving Credit Loans.  Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.05 [Revolving Credit Loan Requests] in accordance with its Ratable Share.  The aggregate Principal Amount of each Bank’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment.  The obligations of each Bank hereunder are several and not joint.  The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder.  The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

Section 2.03  Facility Fees; Letter of Credit Fee.  (a)  Accruing from the date hereof until but not including the Expiration Date, Holdings and the Company agree to pay, on a joint and several basis, to the Agent for the account of each Bank, as consideration for such Bank’s Revolving Credit Commitment hereunder, an amount equal to such Bank’s Ratable Share of (i) a non-refundable facility fee (the “Holdings Facility Fee”) equal to the product of (A) the Applicable Holdings Facility Fee Rate (computed on the basis of a year of 360 days for the actual days elapsed) and (B) the Holdings Sub-Limit from time to time and (ii) a non-refundable facility fee (the “Company Facility Fee”) equal to the product of (A) the Applicable Company Facility Fee Rate (computed on the basis of a year of 360 days for the actual days elapsed) and (B) an amount equal to the average daily amount of the total Revolving Credit Commitments, as the same may be constituted from time to time, regardless of usage, minus the Holdings Sub-Limit as in effect at such time.  All Facility Fees shall be payable in arrears on the first Business Day of each June, September, December, and March after the date hereof and on the Expiration Date or upon acceleration of the Loans.

(b)           Each Borrower severally agrees to pay to the Agent for pro rata distribution to each Bank (based on their respective Ratable Share) a non-refundable letter of credit fee (the “Letter of Credit Fee”) equal to the product of (i) a rate per annum equal to the Applicable Margin with respect to Revolving Credit Loans outstanding as LIBOR Loans and (ii) the average daily Stated Amount of all Letters of Credit issued for the account of such Borrower.  Accrued Letter of Credit Fees shall be due and payable in arrears on the first Business Day of each June, September, December and March after the date hereof and upon the first Business Day on or after the termination of the Commitments upon which no Letters of Credit remain outstanding.

(c)           Each Borrower severally agrees to pay to each Issuing Bank, for its own account, a fronting fee (the “Fronting Fee”) in respect of each Letter of Credit issued by such Issuing Bank for the account of such Borrower in an amount and on dates as shall have separately been agreed to by such Borrower and such Issuing Bank.

Section 2.04  Utilization Fee.  On each day on which the Facility Usage exceeds 33.3% of the amount of the Commitments, the Applicable Margin shall be increased for such day by the Applicable Usage Premium.

Section 2.05  Revolving Credit Loan Requests.  Except as otherwise provided herein, a Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans in Dollars, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.01(c) [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., New York time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Option applies, or with respect to the conversion to or the renewal of the LIBOR Option for any Loans, provided that at any time when an Event of Default shall have occurred and be continuing, a LIBOR Option shall not be available to a Borrower if the Required Banks have so notified the Borrower; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Revolving Credit Loan Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed Revolving Credit Loan Request therefor substantially in the form of Exhibit 2.05 or a Revolving Credit Loan Request by telephone immediately confirmed in writing by letter, facsimile, email, or telex in the form of such Exhibit.  In addition, a Borrower may from time to time prior to the Expiration Date request to make Revolving Credit Loans in Alternate Currencies by delivering to the Agent, not later than 1:00 P.M., New York time, at least four Business Days prior to the Borrowing Date a duly completed Revolving Credit Loan Request substantially in the form of Exhibit 2.05 or a Revolving Credit Loan Request by telephone immediately confirmed in writing by letter, facsimile, email or telex in the form of such Exhibit.  Each Revolving Credit Loan Request shall be irrevocable and shall specify (i) the identity of the applicable Borrower; (ii) the respective Approved Currency for such Loan; (iii) the proposed Borrowing Date; (iv) the aggregate amount of the proposed Loans comprising each Borrowing Tranche (stated in the applicable Approved Currency), which shall be (A) for all Loans made to Holdings, the Company, AGRI and AGRO, in integral multiples of $1,000,000 and not less than $10,000,000 for each Borrowing Tranche to which the LIBOR Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies and (B) for all Loans made to the UK Borrower, in integral multiples of $1,000,000 for each Borrowing Tranche to which the LIBOR Option applies and not less than $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (v) whether Revolving Credit LIBOR Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (vi) in the case of a Borrowing Tranche to which the Revolving Credit LIBOR Option applies, an appropriate Revolving Credit Interest Period for the Loans comprising such Borrowing Tranche.

Section 2.06  Making Revolving Credit Loans.  The Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.05 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Loan Request specifying:  (i) the applicable Borrower making the Loan Request; (ii) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (iii) the amount and type of each such Revolving Credit Loan (stated in the applicable Approved Currency) and the applicable Interest Period (if any); and (iv) the apportionment among the Banks of such

Revolving Credit Loans as determined by the Agent in accordance with Section 2.02 [Nature of Banks’ Obligations].  Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.02 [Each Additional Loan], fund such Revolving Credit Loans to the applicable Borrower in the applicable Approved Currency and immediately available funds at the Principal Office prior to 2:00 p.m., New York time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

Section 2.07  Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used for the working capital and other general corporate purposes of the Borrowers and in accordance with Section 7.01(j) [Use of Proceeds].

Section 2.08  Bid Loan Facility.  (a)  Bid Loan  Requests.  Except as otherwise provided herein, any Borrower may from time to time prior to the Expiration Date request that the Banks make Bid Loans by delivery to the Agent not later than 10:00 A.M., New York time, of a duly completed request therefor substantially in the form of Exhibit 2.08(a) hereto or a request by telephone immediately confirmed in writing by letter, facsimile, email, or telex (each, a “Bid Loan Request”) at least three (3) Business Days prior to the proposed Bid Loan Borrowing Date if the applicable Borrower is requesting Fixed Rate Bid Loans and four (4) Business Days prior to the proposed Bid Loan Borrowing Date if the applicable Borrower is requesting Bid Loans with the Bid Loan LIBOR Rate Option of one, two, three, or six months’ duration.  Each Bid Loan Request shall be irrevocable and shall specify (i) the identity of the applicable Borrower; (ii) the respective Approved Currency for such Loan; (iii) the proposed Bid Loan Borrowing Date; (iv) whether the applicable Borrower is electing the Bid Loan Fixed Rate Option or the Bid Loan LIBOR Option; (v) the term of the proposed Bid Loan (the “Bid Loan Interest Period”), which may be no less than seven (7) day(s) and no longer than one hundred eighty (180) days if the applicable Borrower is requesting a Fixed Rate Bid Loan and one, two, three, or six months if the applicable Borrower is requesting a LIBOR Bid Loan; and (vi) the maximum principal amount (the “Requested Amount”) of such Bid Loan, which (x) in the case of Bid Loans to Holdings, the Company, AGRI and AGRO, shall be not less than $10,000,000 and shall be an integral multiple of $1,000,000 and (y) in the case of Bid Loans to the UK Borrower, shall be not less than $1,000,000 and shall be an integral multiple of $1,000,000.  After giving effect to such Bid Loan and any other Loan made on or before the Bid Loan Borrowing Date, the sum of the aggregate Principal Amount of all Revolving Credit Loans and Bid Loans outstanding plus the Letter of Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Commitments of the Banks.  In addition, after giving effect to any such Bid Loan incurred by (i) Holdings, AGRI and AGRO and any other Loan made on or before the Bid Loan Borrowing Date, the aggregate outstanding Principal Amount of all Bid Loans and Revolving Credit Loans incurred by all such Borrowers plus the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of all such Borrowers shall not exceed the Holdings Sub-Limit; and (ii) the UK Borrower and any other Loan made on or before the Bid Loan Borrowing Date, the aggregate outstanding Principal Amount of all Bid Loans and Revolving Credit Loans incurred by the UK Borrower plus the Letter of Credit Outstandings  in respect of Letters of Credit issued for the account of the UK Borrower shall not exceed

$12,500,000.  Notwithstanding any provision hereof to the contrary, no Bid Loan may be requested for a period that would end beyond the Expiration Date.

(b)           Bidding.  The Agent shall promptly after receipt by it of a Bid Loan Request pursuant to Section 2.08(a) notify the Banks of its receipt of such Bid Loan Request specifying (i) the identity of the applicable Borrower, (ii) the proposed Bid Loan Borrowing Date, (iii) whether the proposed Bid Loan shall be a Fixed Rate Bid Loan or a LIBOR Bid Loan, (iv) the Bid Loan Interest Period, (v) the principal amount of the proposed Bid Loan and (vi) the Approved Currency for such Bid Loan.  Each Bank may submit a bid (a “Bid”) to the Agent by telephone (immediately confirmed in writing by letter, facsimile, email, or telex) not later than the following (each, as applicable, a “Bid Deadline”): 10:00 A.M. New York time two (2) Business Day before the proposed Bid Loan Borrowing Date if the applicable Borrower is requesting a Fixed Rate Bid Loan or 10:00 A.M. New York time three (3) Business Days before the proposed Bid Loan Borrowing Date if the applicable Borrower is requesting a LIBOR Bid Loan of one, two, three, or six months’ duration.  Each Bid shall specify: (A) the principal amount of proposed Bid Loans offered by such Bank (the “Offered Amount”) which (i) may be less than, but shall not exceed, the Requested Amount, (ii) shall be at least $1,000,000 and shall be an integral multiple of $1,000,000 and (iii) may exceed such Bank’s Revolving Credit Commitment; and (B) the Fixed Rate which shall apply to such proposed Bid Loan if the applicable Borrower has requested a Fixed Rate Bid Loan or the LIBOR Bid Loan Spread which shall apply to such proposed Bid Loan if the applicable Borrower has requested a LIBOR Bid Loan and which may be a positive or negative number.  If any Bid omits information required hereunder, the Agent may in its sole discretion attempt to notify the Bank submitting such Bid.  If the Agent so notifies a Bank, such Bank may resubmit its Bid, provided that it does so prior to the applicable Bid Deadline.  The Agent shall promptly notify the applicable Borrower of the Bids which it timely received from the Banks.  If the Agent in its capacity as a Bank shall, in its sole discretion, make a Bid, it shall notify the Borrower of such Bid at least one-half hour before the applicable Bid Deadline.

(c)           Accepting Bids.  The applicable Borrower, at its option, shall irrevocably accept or reject Bids by notifying the Agent of such acceptance or rejection by telephone (immediately confirmed in writing by letter, facsimile, email, or telex) not later than one hour after the applicable Bid Deadline.  If the applicable Borrower elects to accept any Bids, its acceptance must meet the following conditions: (1) the total amount which (A) Holdings, the Company, AGRI and AGRO accepts from all Banks must not be less than $10,000,000 and shall be in integral multiples of $1,000,000 and (B) the UK Borrower accepts from all Banks shall be in integral multiples of $1,000,000, and may not exceed the Requested Amount; (2) the applicable Borrower must accept Bids based solely on the amount of the Fixed Rates or LIBOR Bid Loan Spreads, as the case may be, which each of the Banks quoted in their Bids in ascending order of the amount of Fixed Rates or LIBOR Bid Loan Spreads; (3) the applicable Borrower may not borrow Bid Loans from any Bank on the Bid Loan Borrowing Date in an amount exceeding such Bank’s Offered Amount; (4) if two or more Banks make Bids at the same Fixed Rate (if the applicable Borrower Requested a Fixed Rate Bid Loan) or LIBOR Bid Loan Spread (if the applicable Borrower Requested a LIBOR Bid Loan) and the applicable Borrower desires to accept a portion but not all of the Bids at such Fixed Rate or LIBOR Bid Loan Spread, as the case may be, the applicable Borrower shall accept a portion of each Bid equal to the product of the Offered Amount of such Bid times the fraction obtained by dividing the total amount of Bids which the applicable Borrower desires to accept at such Fixed Rate or LIBOR Bid Loan Spread, as the case may be, by the sum of the Offered Amounts of the Bids at such Fixed Rate or LIBOR Bid Loan Spread, provided that the applicable Borrower shall round the Bid Loans allocated to each such Bank upward or downward as the applicable Borrower may select to integral multiples of $1,000,000.  The Agent shall (i) promptly notify a Bank that has made a Bid of the amount of its Bid that was accepted or rejected by the applicable Borrower and (ii) as promptly as practical notify all of the Banks of all Bids submitted and those which have been accepted.

(d)           Funding Bid Loans.  Each Bank whose Bid or portion thereof is accepted shall remit the principal amount of its Bid Loan to the Agent by 12:00 Noon on the Bid Loan Borrowing Date.  The Agent shall make such funds available to the applicable Borrower on or before 1:00 P.M. on the Borrowing Date, provided that the conditions precedent to the making of such Bid Loan set forth in Section 6.02 have been satisfied not later than 10:00 A.M. New York time on the proposed Bid Loan Borrowing Date.  If such conditions precedent have not been satisfied prior to such time, then (i) the Agent shall not make such funds available to the applicable Borrower, (ii) the Bid Loan Request shall be deemed to be canceled, (iii) the Agent shall return the amount previously funded to the Agent by each applicable Bank no later than the next following Business Day, and (iv) the applicable Borrower shall be obligated to each such Bank for any loss, costs, and expenses applicable pursuant to Section 4.06(b) [Indemnity].  The applicable Borrower shall immediately notify the Agent of any failure to satisfy the conditions precedent to the making of Bid Loans under Section 6.02.  The Agent may assume that the applicable Borrower has satisfied such conditions precedent if the applicable Borrower (i) has delivered to the Agent any documents required to be delivered under Section 6.02, (ii) the applicable Borrower has not notified the Agent that any other conditions precedent have not been satisfied, and (iii) the Agent has no actual notice of such a failure.

(e)           Several Obligations.  The obligations of the Banks to make Bid Loans after their Bids have been accepted are several.  No Bank shall be responsible for the failure of any other Bank to make any Bid Loan which another Bank has agreed to make.

(f)            Bid Notes.  The obligation of the applicable Borrower to repay the aggregate unpaid principal amount of the Bid Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Bid Note dated as of the Closing Date payable to the order of such Bank in a face  amount equal to the aggregate Revolving Credit Commitments of all of the Banks.

Section 2.09  Restriction on Loans and Letters of Credit.  Notwithstanding anything to the contrary in this Agreement, none of AGRO, AGRI nor the UK Borrower will be permitted to borrow or incur any new Loans hereunder or have any new Letters of Credit issued for its account at any time after such Person ceases to be a wholly-owned Subsidiary of Holdings.

Section 2.10  Letters of Credit.  (a) Subject to and upon the terms and conditions set forth herein, each Borrower may request that any Issuing Bank issue at any time and from time to time on or after the Closing Date and prior to the Expiration Date one or more letters of credit for the account of such Borrower or any of its Subsidiaries to any other Person and in support of, on a standby basis, obligations of such Borrower to any other Person and subject to and upon the terms and conditions herein set forth each Issuing Bank agrees to issue at any time and from time to time on or after the Closing Date and prior to the Expiration Date one or more irrevocable standby letters of credit in such form as may be approved by such Issuing Bank, which approval shall not be unreasonably withheld (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).

(b)           Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Bank other than such Issuing Bank (each such Bank, in its capacity under this Section 2.10(b), a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Ratable Share, in such Letter of Credit, each drawing made thereunder and the obligations of each Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Commitments or Ratable Shares of the Banks pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participation amounts pursuant to this Section 2.10 to reflect the new Ratable Shares of the assignor and assignee Bank or of all Banks with Commitments, as the case may be.

(c)           In the event that any Issuing Bank makes any payment under any Letter of Credit and the respective Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.13, such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant’s Ratable Share of such unreimbursed payment in the respective Approved Currency and in immediately available funds.  If, prior to 11:00 a.m., New York time, on any Business Day, the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to such Issuing Bank in the respective Approved Currency and in immediately available funds such Participant’s Ratable Share of the amount of such payment on such Business Day (or, if notice is given after 11:00 a.m., New York time, on any Business Day, on the next Business Day).  If and to the extent such Participant shall not have so made its Ratable Share of the amount of such payment available to such Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date to but excluding the date such amount is paid to such Issuing Bank at the overnight Base Rate.  The failure of any Participant to make available to such Issuing Bank its Ratable Share of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its Ratable Share of any payment on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant’s Ratable Share of any such payment.

(d)           Whenever any Issuing Bank receives any payment by any Borrower as to which it has also received payments from the Participants pursuant to paragraph (c) above, such Issuing Bank shall forward such payment to the Agent, which in turn shall distribute to each Participant which has paid its Ratable Share thereof, in the respective Approved Currency and in immediately available funds, an amount equal to such Participant’s share (based upon the amount funded by such Participant to the aggregate amount funded by all Participants and retained by the Issuing Bank) of the principal amount of such payment and interest thereon accruing after the purchase of the respective participations.

(e)           The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Loan Documents or any amendment, supplement or modification to any of the foregoing;

(ii)           the existence of any claim, setoff, defense or other right which the Participant or any of its Affiliates may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuing Bank, any Participant, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)           the occurrence of any Event of Default or Potential Default; or

(vi)          any matter or event set forth in subsection 2.13(b).

(b)           Upon the request of any Participant, each Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

Section 2.11  Conditions to the Issuance of all Letters of Credit.  (a)  Notwithstanding anything to the contrary set forth in this Article II, no Issuing Bank shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i)            any order, judgment or decree of any Official Body or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any Bank or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Bank or any Bank shall prohibit, or request that such Issuing Bank or any Banks refrain from, the issuance of letters of credit generally or such

Letter of Credit in particular or shall impose upon such Issuing Bank or any Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the Closing Date;

(ii)           the conditions precedent set forth in Section 6.02 are not satisfied at that time; or

(iii)          such Issuing Bank shall have received notice from any Borrower or the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (vi) of Section 2.11(b).

(b)           Notwithstanding anything to the contrary set forth in this Article II;

(i)            Letters of Credit may only be denominated in Approved Currencies;

(ii)           no Letter of Credit shall be issued if after giving effect thereto the Letter of Credit Outstandings, when added to the aggregate outstanding Principal Amount of all Revolving Credit Loans and Bid Loans at such time, would exceed the Revolving Credit Commitments at such time;

(iii)          no Letter of Credit shall be issued at any time if after giving effect thereto the Letter of Credit Outstandings in respect of all Letters of Credit would exceed $100,000,000;

(iv)          no Letter of Credit shall be issued if after giving effect to any such Letter of Credit issued for the account of (i) Holdings, AGRI and AGRO and any other Loan made on or before the issuance of such Letter of Credit, the aggregate Principal Amount of all Bid Loans and Revolving Credit Loans incurred by all such Borrowers and the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of all such Borrowers would exceed the Holdings Sub-Limit and (ii) the UK Borrower and any other Loan made on or before the issuance of such Letter of Credit, the aggregate Principal Amount of all Bid Loans and Revolving Credit Loans incurred by the UK Borrower and the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of the UK Borrower would exceed $12,500,000;

(v)           each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided that each such Letter of Credit may by its terms automatically renew annually for one additional year unless the respective Issuing Bank notifies the beneficiary thereof, in accordance with the terms of such Letter of Credit, that such Letter of Credit will not be renewed; and

(vi)          no Issuing Bank will issue any Letter of Credit after it has received written notice from any Borrower or the Required Banks stating that an Event of Default or a Potential Default exists until such time as the Issuing Bank shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Potential Default by the Required Banks.

(c)           Subject to and on the terms and conditions set forth herein, each Issuing Bank is hereby authorized by each Borrower and the Banks to arrange for the issuance of any Letter of Credit pursuant to Section 2.10 and the amendment of any Letter of Credit pursuant to Section 2.15 and/or 10.01 by:

(i)            completing the commencement date and the expiry date of such Letter of Credit; and

(ii)           (in the case of an amendment increasing or reducing the amount thereof) amending such Letter of Credit in such manner as such Issuing Bank and the respective beneficiary may agree.

Section 2.12  Letter of Credit Requests.  (a)  Whenever a Borrower desires that a Letter of Credit be issued for its account, such Borrower shall give the Agent and the respective Issuing Bank written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Bank) thereof prior to 12:00 Noon, New York time, at least three Business Days prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit 2.12 (each, a “Letter of Credit Request”).  Each Letter of Credit Request shall include any other documents as the respective Issuing Bank customarily requires in connection therewith.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements applicable to such Borrower and/or such Letter of Credit of, Sections 2.10 and 2.11.

(c)           Upon its issuance of, or amendment to, any Letter of Credit, the respective Issuing Bank shall promptly notify the respective Borrower and each Bank of such issuance or amendment, which notice shall include a summary description of the Letter of Credit actually issued and any amendments thereto.

(d)           The Stated Amount of each Letter of Credit upon issuance shall be not less than $1,000,000.

Section 2.13  Agreement to Repay Letter of Credit Drawings.  (a)  Each Borrower severally agrees to reimburse  the respective Issuing Bank directly for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued for the account of such Borrower (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), in each case, no later than one Business Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 3:00 p.m., New York time, on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Issuing Bank is reimbursed therefor at a rate per annum which shall be the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans incurred by such Borrower (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business

Day after the date on which the respective Borrower receives notice from the respective Issuing Bank of such payment or disbursement).

(b)           Each Borrower’s obligation under this Section 2.13 to reimburse each  Issuing Bank with respect to Unpaid Drawings of such Borrower (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against such Issuing Bank, or any Issuing Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such Issuing Bank any resulting liability to any Borrower or any of its Affiliates or any Bank.

Section 2.14  Letter of Credit Expiration Extensions.  Each Bank acknowledges that to the extent provided under the terms of any Letter of Credit, the expiration date of such Letter of Credit will be automatically extended for an additional year, without written amendment, unless within a set period of time prior to the expiration date of such Letter of Credit, notice is given by the respective Issuing Bank in accordance with the terms of the respective Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Letter of Credit will not be extended beyond its current expiration date.  The respective Issuing Bank will give Notices of Non-Extension as to any or all outstanding Letters of Credit issued by it if requested to do so by the Required Banks pursuant to Article VIII.  In addition, the respective Issuing Bank will give Notices of Non-Extension as to all outstanding Letters of Credit issued by it if the Expiration Date has occurred.  The respective Issuing Bank will send a copy of each Notice of Non-Extension to the respective Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

Section 2.15  Changes to Stated Amount.  At any time when any Letter of Credit is outstanding, at the request of the respective Borrower, the Issuing Bank will enter into an amendment increasing or reducing the Stated Amount of such Letter of Credit, provided that (i) the Stated Amount of a Letter of Credit may not be increased at any time if the conditions set forth in Sections 2.10 and 2.11 or the conditions precedent set forth in Section 6.02 are not satisfied at such time, and (ii) the Stated Amount of a Letter of Credit may not be increased at any time after the Expiration Date.

ARTICLE III

INTEREST RATES

Section 3.01  Interest Rate Options.  Each Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Base Rate Option or Revolving Credit LIBOR Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply to different Borrowing Tranches of the Revolving Credit Loans, and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Revolving Credit Loans.  If at any time the designated rate applicable to any Revolving Credit Loan made by any Bank exceeds such Bank’s highest lawful rate, the rate of interest on such Bank’s Revolving Credit Loan shall be limited to such Bank’s highest lawful rate.

(a)           Revolving Credit Interest Rate Options.  Each Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans incurred by it:

(i)            Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           Revolving Credit LIBOR Option:  A rate per annum (computed on the basis of a year of 360 days for the actual days elapsed) equal to the applicable LIBOR plus the Applicable Margin.

(b)           Rate Quotations.  The Borrowers may call the Agent on or before the date on which a Revolving Credit Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is otherwise made in accordance with the terms of this Agreement.

(c)           Change in Fees or Interest Rates.  If the Applicable Margin or Applicable Facility Fee Rate is increased or reduced with respect to any period for which any Borrower has already paid interest or Facility Fees, the Agent shall recalculate the additional interest or Facility Fees due from, or the amount of the refund of interest or Facility Fees due to, such Borrower and shall, within fifteen (15) Business Days after the Agent received the information which gave rise to such increase or decrease, give the applicable Borrower and the Banks notice of such recalculation.

(i)            Any additional interest or Facility Fee due from any Borrower shall be paid to the Agent for the account of the Banks on the next date on which an interest or fee payment is due; provided, however, that if there are no Loans outstanding or if the Loans are due and payable, such additional interest or Facility Fee shall be paid promptly after receipt of written request for payment from the Agent.

(ii)           Any interest or Facility Fee refund due to any Borrower shall be credited against payments otherwise due from such Borrower on the next interest or fee payment date or, if the Loans have been repaid and the Banks are no longer committed to lend under this Agreement, the Banks shall pay the Agent for the account of such Borrower such interest or Facility Fee refund not later than five Business Days after written notice from the Agent to the Banks.

Section 3.02  Revolving Credit Loans Interest Periods.  At any time when any Borrower shall select, convert to, or renew a Revolving Credit Loan LIBOR Option, the applicable Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Option by delivering a Loan Request.  The notice shall specify a Revolving Credit Loan Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Revolving Credit Loan LIBOR Option:

(a)           Amount of Borrowing Tranche.  Each Borrowing Tranche of Revolving Credit Loans shall be in integral multiples of $1,000,000 and not less than $5,000,000 (or, in the case of Borrowing Tranches of Revolving Credit Loans to the UK Borrower, not less than $1,000,000); and

(b)           Renewals.  In the case of the renewal of a Revolving Credit Loan LIBOR Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

Section 3.03  Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

(a)           Interest Rate.  The rate of interest otherwise applicable for each Loan pursuant to Section 3.01 [Interest Rate Options] shall be increased by 2.0% per annum; and

(b)           Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

(c)           Acknowledgment.  The Borrowers acknowledge that the increase in rates referred to in this Section 3.03 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest referred to in this Section 3.03 shall be payable by the Borrowers upon demand by the Agent.

Section 3.04  LIBOR Unascertainable; Illegality; Increased Costs; Deposits Not Available.  (a)  Unascertainable.  If on any date on which LIBOR would otherwise be determined with respect to Revolving Credit Loans or Bid Loans, the Agent shall have determined that:

(i)               adequate and fair means do not exist for ascertaining such LIBOR, or

(ii)              a contingency has occurred which materially and adversely affects the respective London interbank market relating to LIBOR, the Agent shall have the rights specified in Section 3.04(c).

(b)           Illegality; Increased Costs; Deposits Not Available.  If at any time any Bank shall have determined that:

(i)            the making, maintenance or funding of any Loan to which a LIBOR Option applies has been made unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)           such LIBOR Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii)          after making all reasonable efforts, deposits of the relevant amount in the relevant Approved Currency for the relevant Interest Period for a Loan to which a LIBOR Option applies are not available to such Bank with respect to such Loan in the respective London interbank market, then the Agent shall have the rights specified in Section 3.04(c).

(c)           Agent’s and Bank’s Rights.  In the case of any event specified in Section 3.04(a) above, the Agent shall promptly so notify the Banks and the Borrowers thereof, and in the case of an event specified in Section 3.04(b) above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrowers.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrowers to select, convert to or renew a LIBOR Option shall be suspended until the Agent shall have later notified the Borrowers, or such Bank shall have later notified the Agent, of the Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Agent makes a determination under Section 3.04(a) and any Borrower has previously notified the Agent of its selection of, conversion to or renewal of a LIBOR Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the termination of the applicable Borrower’s Bid Loan request (without penalty) for such Loans if the applicable Borrower has requested Bid Loans under the Bid Loan LIBOR Option and for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans if the applicable Borrower has requested the Revolving Credit Loan LIBOR Option.  If any Bank notifies the Agent of a determination under Section 3.04(b), the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 4.06(b) [Indemnity], as to any Loan of the Bank to which a LIBOR Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (in the case of Dollar-denominated Loans) or prepay such Loan in accordance with Section 4.04 [Voluntary Prepayments].  Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date in the case of Dollar-denominated Loans, or prepaid on such date in the case of all other Loans.

Section 3.05  Selection of Interest Rate Options.  If any Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Revolving Credit Loans under the Revolving Credit Loan LIBOR Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.01(c) [Interest Periods], the applicable Borrower shall be deemed to have (i) in the case of Dollar-denominated Loans, converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period and (ii) in the case of Alternate Currency Loans, selected a one-month Interest Period commencing upon the last day of the existing Interest Period.

ARTICLE IV

PAYMENTS

Section 4.01  Payments.  All payments and prepayments to be made in respect of principal, interest, Facility Fees, Letter of Credit Fees, Fronting Fees, Agent’s Fee, or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 A.M., New York time, on the date when due without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim, or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Revolving Credit Loans and Letters of Credit and for the account of the lending Bank with respect to the Bid Loans, in the applicable Approved Currency and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 A.M., New York time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks.  The Agent’s and each Bank’s statement of account, ledger, or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

Section 4.02  Pro Rata Treatment of Banks.  Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share (irrespective of the amount of Bid Loans outstanding), and each selection of, conversion to or renewal of any Interest Rate Option applicable to Revolving Credit Loans and each payment or prepayment by the Borrowers with respect to principal or interest on the Revolving Credit Loans, Facility Fees or Letter of Credit Fees or other fees (except for the Agent’s Fee, the Bid Loan Processing Fee and the Fronting Fees) or amounts due from the Borrowers hereunder to the Banks with respect to the Revolving Credit Loans shall (except as provided in Section 3.04(c) [Agent’s and Bank’s Rights] in the case of an event specified in Section 3.04 [Euro-Rate Unascertainable; Etc.], Section 4.04 [Replacement of a Bank] or Section 4.06 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank.  Each borrowing of a Bid Loan shall be made according to the provisions in Section 2.08 hereof and each payment or prepayment by the Borrowers of principal, interest, fees, or other amounts from the Borrowers with respect to Bid Loans shall be made to the Banks in proportion to the amounts due to such Banks with respect to Bid Loans then outstanding.

Section 4.03  Interest Payment Dates.  Interest on Revolving Credit Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each June, September, December, and March after the date hereof and on the Expiration Date or upon acceleration of the Loan.  Interest on Revolving Credit Loans and Bid Loans to which the LIBOR Option applies and Bid Loans to which the Bid Loan Fixed Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also at the end of the third Month of such Interest Period.  Interest on payments of principal and other monetary Obligations shall be due on the date such payment is due (whether on the stated maturity date, upon acceleration, or otherwise) or if principal or such other Obligation is paid earlier than the date when due, then on the date when paid.

Section 4.04  Voluntary Prepayments.  (a)  Right to Prepay.  Each Borrower shall have the right at its option from time to time to prepay the Revolving Credit Loans incurred by it in whole or in part without premium or penalty (except as provided in Section 4.04(b) below or in Section 4.06 [Additional Compensation in Certain Circumstances]):

(i)          at any time with respect to any Revolving Credit Loan to which the Base Rate Option applies,

(ii)         on the last day of the applicable Interest Period with respect to Revolving Credit Loans to which a LIBOR Option applies,

(iii)        on the date specified in a notice by any Bank pursuant to Section 3.04 [LIBOR Unascertainable, Etc.] with respect to any Revolving Credit Loan to which a LIBOR Option applies.

Whenever any Borrower desires to prepay any part of the Revolving Credit Loans, it shall provide a prepayment notice to the Agent by 12:00 Noon, New York time, at least one (1) Business Day prior to the date of prepayment of Revolving Credit Loans to which a Base Rate Option applies and at least three (3) Business Days prior to the date of prepayment of Revolving Credit Loans to which a LIBOR Option applies setting forth the following information:

(x)         the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y)        a statement indicating the application of the prepayment among the Borrowing Tranches of such Loans; and

(z)         the total principal amount of such prepayment, which shall not be less than $1,000,000 or such lesser amount as may be outstanding under the Borrowing Tranche to be prepaid.

The principal amount of the Revolving Credit Loans for which a prepayment notice is given, together with such interest and fees as have accrued on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made; provided, however, that failure of any Borrower to make payment in accordance with a prepayment notice given by it shall not be an Event of Default in and of itself.  Except as provided in Section 3.04(c) [Agent’s and Bank’s rights], if any Borrower prepays a Revolving Credit Loan, but fails to specify the applicable Borrowing Tranche which the applicable Borrower is prepaying, the prepayment shall be applied first to Revolving Credit Loans to which the Base Rate Option applies, then to Loans to which the Revolving Credit Loan LIBOR Option applies.  Any prepayment hereunder and any failure of the applicable Borrower to make payment in accordance with a prepayment notice provided by it shall be subject to the applicable Borrower’s Obligation to indemnify the Banks under Section 4.06(b) [Indemnity].

(b)           Replacement of a Bank.  In the event any Bank (i) gives notice under Section 3.04 [LIBOR Unascertainable, Etc.] or Section 4.06 [Additional Compensation in Certain Circumstances], (ii) does not fund Revolving Credit Loans, Bid Loans or Unpaid Drawings because the making of such Loans would contravene any Law applicable to such Bank, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then Holdings or the Company shall have the right at its option, with the consent of the Agent and each Issuing Bank, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank’s Commitment at any time after (x) receipt of such Bank’s notice under Section 3.04 [LIBOR Unascertainable, Etc.] or Section 4.06(a) [Increased Costs, Etc.], (y) the date such Bank has failed to fund Revolving Credit Loans, Bid Loans or Unpaid Drawings because the making of such Loans would contravene Law applicable to such Bank, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that the applicable Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 4.06 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment and any Bid Loan of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent and each Issuing Bank; provided, further, the remaining Banks shall have no obligation hereunder to increase their Commitments or provide the Bid Loan of such Bank.  Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 9.14 [Successor Agent].

(c)           Change of Lending Office.  Each Bank agrees that, upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.04(b) [Illegality, Etc.] or Section 4.06(a) [Increased Costs, Etc.] with respect to such Bank, it will, if requested by Holdings or the Company, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 4.04(c) shall affect or postpone any of the Obligations or the rights of the Agent or any Bank provided in this Agreement.

Section 4.05  Reduction or Termination of Commitments.  The aggregate amount of the Commitments shall be automatically reduced to zero on the Expiration Date.  The aggregate amount of Commitments shall be automatically reduced to zero on the 90th day following the date hereof unless the Closing Date has occurred by such time.  In addition, the Borrower shall have the right to terminate or reduce the then unused portion of Commitments at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; (b) at no time shall the total amount of the Commitments be less than the sum of the current Loans outstanding and the Letter of Credit Outstandings at such time (except following the Expiration Date to the extent no Loans are outstanding and all Letters of Credit are cash collateralized in accordance with Section 4.10); and (c) any Borrower shall provide at least five (5) Business Days’ prior written notice of each such termination or reduction to the Agent specifying the amount of the Commitments to be reduced or terminated.  Each such notice shall be irrevocable, and Commitments once terminated or reduced may not be reinstated.  Any partial reduction of Commitments pursuant to this Section 4.05 will apply ratably to all Banks based upon each such Bank’s Commitment.

Section 4.06  Additional Compensation in Certain Circumstances.  (a)  Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.  If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i)            subjects any Bank or Issuing Bank to any tax or changes the basis of taxation with respect to this Agreement, the Revolving Credit Loans, the Bid Loans or Letters of Credit or payments by any Borrower of principal, interest, Facility Fees, Letter of Credit Fees, Unpaid Drawings or other amounts due from the Borrowers hereunder (except for taxes on the overall net income of such Bank or Issuing Bank),

(ii)           imposes, modifies or deems applicable any reserve (including the Eurodollar Reserve Percentage), special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank or Issuing Bank, or

(iii)          imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank or Issuing Bank, or (B) otherwise applicable to the obligations of any Bank or Issuing Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank or Issuing Bank with respect to this Agreement, or the making, maintenance or funding of any part of the Revolving Credit Loans or the Bid Loans, or the issuance of or participation in any Letter of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank’s capital or Issuing Bank, taking into consideration such Bank’s or Issuing

Bank’s customary policies with respect to capital adequacy) by an amount which such Bank or Issuing Bank in its sole discretion deems to be material, such Bank or Issuing Bank shall from time to time notify the Borrowers and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank or Issuing Bank to be necessary to compensate such Bank or Issuing Bank for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the applicable Borrower to such Bank or Issuing Bank ten (10) Business Days after such notice is given.

(b)           Indemnity.  In addition to the compensation required by Section 4.06 (a) [Increased Costs, Etc.], each Borrower, with respect to Loans incurred or requests therefor made by such Borrower, shall indemnify each Bank against all liabilities, losses, or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a LIBOR Option or the Bid Loan Fixed Rate Option) which such Bank sustains or incurs as a consequence of any

(i)            payment, prepayment, conversion, or renewal of any Loan to which a LIBOR Option or the Bid Loan Fixed Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary, or automatic and whether or not such payment or prepayment is then due),

(ii)           attempt by such Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.05 [Revolving Credit Loan Requests], Section 2.08 [Bid Loan Facility] or Section 3.02 [Interest Periods] or notice relating to prepayments under Section 4.04 [Voluntary Prepayments],

(iii)          default by such Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of such Borrower to pay when due (by acceleration or otherwise) any principal of or interest on the Revolving Credit Loans or the Bid Loans, Facility Fee, Letter of Credit Fee or any other amount due hereunder, or

(iv)          payment or prepayment of any Bid Loan on a day other than the maturity date thereof (whether or not such payment or prepayment is mandatory or voluntary).

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the applicable Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses, and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by such Borrower to such Bank ten (10) Business Days after such notice is given.

Section 4.07  Taxes.  (a)  No Deductions.  All payments made by each Borrower hereunder and under each Note or for Unpaid Drawings shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank or Issuing Bank and all income and franchise taxes applicable to any Bank or Issuing Bank of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or for Unpaid Drawings, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07(a)) each Bank or Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions, and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

(b)           Stamp Taxes.  In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made by such Borrower hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note executed and delivered by such Borrower (hereinafter referred to as “Other Taxes”).

(c)           Indemnification for Taxes Paid by a Bank.  Each Borrower, with respect to Loans incurred or requests therefor made by such Borrower, shall indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.07(c)) paid by any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date a Bank makes written demand therefor.

(d)           Certificate.  Within 30 days after the date of any payment of any Taxes by any Borrower, the applicable Borrower shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(e)           Survival.  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 4.07 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

Section 4.08  Judgment Currency.  (a)  Currency Conversion Procedures for Judgments.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b)           Indemnity in Certain Events.  The obligation of each Borrower in respect of any sum due from such Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, each Borrower agrees, with respect to Loans incurred and requests therefor made by such Borrower, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

Section 4.09  Notes, Maturity.  The Revolving Credit Loans made by each Bank shall be evidenced by a Revolving Credit Note in the form of Exhibit 1.01(R).  Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding Revolving Credit Loans shall be repaid in full on the Expiration Date.

Section 4.10  Mandatory Prepayments.  (a)  If on any date (including, without limitation, (i) any date on which Dollar Equivalents are determined and (ii) the Expiration Date) the sum of the aggregate outstanding Principal Amount of Revolving Credit Loans and Bid Loans plus the Letter of Credit Outstandings (all the foregoing, collectively, the “Aggregate Outstandings”) exceeds the Commitments as then in effect, Holdings, the Company, AGRI, AGRO and/or the UK Borrower (as they shall determine) shall repay no later than the next following Business Day the principal amount of Revolving Credit Loans in an aggregate Principal Amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Revolving Credit Loans as set forth above, the remaining Aggregate Outstandings exceed the Commitments, Holdings, the Company, AGRI, AGRO and/or the UK Borrower (as they shall determine) shall repay on such date the principal of Bid Loans in an aggregate amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Revolving Credit loans and Bid Loans as set forth above, the remaining Aggregate Outstandings exceed the Commitment, the Borrowers shall (i) establish an account in the name and for the benefit of the Agent, as Agent for the Banks (the “Cash Collateral Account”), (ii) enter into a control agreement over such Cash Collateral Account satisfactory to the Agent, and (iii) fund the Cash Collateral Account with cash to be held as security for the Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Outstandings in excess of the Commitment at such time.  In addition, at all times on and after the 90th day prior to the Expiration Date and continuing until all Letters of Credit have been terminated and all Obligations paid in full, the Borrowers will maintain in the Cash Collateral Account an amount of cash equal to the Letter of Credit Outstandings at such time.

(b)           If on any date (including, without limitation, any date on which Dollar Equivalents are determined) the aggregate Principal Amount of Revolving Credit Loans and Bid Loans incurred by the UK Borrower plus the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of the UK Borrower exceeds $12,500,000, the UK Borrower shall repay no later than the next following Business Day the principal amount of Revolving Credit Loans in an aggregate Principal Amount equal to such excess.  If, after giving effect to the repayment of all outstanding Revolving Credit Loans incurred by the UK Borrower as set forth above, the sum of the outstanding Bid Loans incurred by the UK Borrower plus the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of the UK Borrower exceeds $12,500,000, the UK Borrower shall repay on such date the principal of Bid Loans in an aggregate amount equal to such excess.  If, after giving effect to the repayment of all Revolving Credit Loans and Bid Loans incurred by the UK Borrower as set forth above, the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of the UK Borrower exceed $12,500,000, the UK Borrower shall on such day (i) establish a Cash Collateral Account, (ii) enter into a control agreement over such Cash Collateral Account satisfactory to the Agent and (iii) fund such Cash Collateral Account with cash to be held as security for the UK Borrower’s reimbursement obligations in respect of Letters of Credit equal to such excess.

(c)           If on any date (including, without limitation, any date on which Dollar Equivalents are determined) the aggregate outstanding Principal Amount of Revolving Credit Loans and Bid Loans incurred by any of Holdings, AGRI or AGRO plus the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of all of such Borrowers exceeds the Holdings Sub-Limit, Holdings, AGRI and/or AGRO shall repay no later than the next following Business Day the principal amount of Revolving Credit Loans in an aggregate Principal Amount equal to such excess.  If, after giving effect to the repayment of all outstanding Revolving Credit Loans incurred by Holdings, AGRI and AGRO plus the Letter of Credit Outstandings in respect of Letter of Credit issued for the account of such Borrowers, in the aggregate, exceeds the Holdings Sub-Limit, Holdings, AGRI and/or AGRO shall repay on such date the principal of Bid Loans in an aggregate amount equal to such excess.  If, after giving effect to the repayment of all Revolving Credit Loans and Bid Loans incurred by Holdings, AGRI and AGRO, in the aggregate, as set forth above, the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of such Borrowers, in the aggregate, exceeds the Holdings Sub-Limit, Holdings, AGRI and/or AGRO shall on such day (i) establish a Cash Collateral Account, (ii) enter into a control agreement over such Cash Collateral Account satisfactory to the Agent and (iii) fund such Cash Collateral Account with cash to be held as security for such Borrowers’ reimbursement obligations in respect of Letters of Credit equal to such excess.

(d)           If on any date (including, without limitation, any date on which Dollar Equivalents are determined) the Letter of Credit Outstandings exceed $100,000,000, the Borrowers shall (i) establish a Cash Collateral Account, (ii) enter into a control agreement over such Cash Collateral Account satisfactory to the Agent and (iii) fund such Cash Collateral Account with cash to be held as security for the Borrowers’ reimbursement obligations in respect of Letters of Credit equal to such excess.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01  Representations and Warranties.  Each Borrower represents and warrants (in each case solely as to itself and its Subsidiaries) to the Agent and each of the Banks as follows:

(a)           Organization and Qualification.  Such Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of organization.  Such Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts.  Such Borrower is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

(b)           Capitalization and Subsidiaries.  As of the Closing Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 5.01(b).  Assured Value Insurance Company is an inactive corporation having no material liabilities or

Indebtedness.  All of the issued and outstanding share capital of Holdings has been validly issued and is fully paid and nonassessable.

(c)           Power and Authority.  Such Borrower has full power to enter into, execute, deliver, and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents, and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(d)           Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by such Borrower, and each other Loan Document which such Borrower is required to execute and deliver as of the date hereof has been duly executed and delivered by such Borrower.  Assuming the due execution and delivery by Agent and the Banks of those Loan Documents to which they are a party, this Agreement and each other Loan Document to which such Borrower is a party constitute the legal, valid and binding obligations of such Borrower on and after its date of delivery thereof, enforceable against such Borrower in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

(e)           No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by such Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, memorandum of association or other organizational or constitutional documents of such Borrower, or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction, or decree to which such Borrower is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Borrower (other than Permitted Liens).

(f)            Litigation.  Except as disclosed under the Legal Proceedings heading of the Annual Report on Form 10-K filed by Holdings with the SEC on March 22, 2005, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Borrower, threatened against such Borrower at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change.  Such Borrower is not in violation of any order, writ, injunction, or any decree of any Official Body which may result in any Material Adverse Change.

(g)           Title to Properties.  Such Borrower has good and marketable title to or valid leasehold interests in all properties, assets, and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens.  All leases of property are in full force and effect and are subject only to the terms and conditions of the applicable leases.

(h)           Financial Statements, Reinsurance Coverage.

(A)          Historical Statements.  The Company has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the three (3) fiscal years ended December 31, 2002, 2003 and 2004 (the “Historical Statements”).  The Historical Statements were compiled from the books and records maintained by the Company’s management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP and statutory requirements consistently applied.

(B)           Accuracy of Financial Statements.  As of the Closing Date, neither the Company nor any Subsidiary of the Company has any liabilities, contingent or otherwise, or forward or long-term commitments or Off-Balance Sheet Transactions that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company which may cause a Material Adverse Change.  Since December 31, 2004, no Material Adverse Change has occurred.

(C)           Reinsurance Coverage.  The Company has delivered Schedule 5.01(h) to the Agent setting forth the amount, terms, and provider(s) to the Company of reinsurance and the extent of the Company’s insurance or reinsurance exposure covered thereby; as of December 31, 2004, Schedule 5.01(h) is correct and complete and fairly represents the reinsurance coverage pertaining to the business of the Company and its Subsidiaries (“Existing Reinsurance Coverage”).

(i)            Use of Proceeds; Margin Stock.  Such Borrower intends to use the proceeds of the Loans and Letters of Credit in accordance with Section 2.07 and Section 7.01(j).  Such Borrower does not engage or intend to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (such term used herein within the meaning of Regulation U).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  Such Borrower does not hold or intend to hold margin stock in such amounts that more than 25% of the reasonable value of its assets are or will be represented by margin stock.

(j)            Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement, or other document furnished to the Agent or any Bank by either of Holdings or the Company in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to either of Holdings or the Company which materially adversely affects the business, property, assets, financial condition, results of operations, or prospects of Holdings and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole which has not been set forth in this Agreement or in the certificates, statements, agreements, or other documents furnished in writing to the Agent and the Banks by either Holdings or the Company prior to or at the date hereof in connection with the transactions contemplated hereby.

(k)           Taxes.  All federal, state, local, and other tax returns required to have been filed with respect to such Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments, and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments, and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of such Borrower for any period.

(l)            Consents and Approvals.  No consent, approval, exemption, order, or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery, or carrying out of this Agreement or any of the other Loan Documents by such Borrower, except such as have been obtained or made on or prior to the Closing Date.

(m)          No Event of Default; Compliance With Instruments.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  Such Borrower is not in violation of (i) any term of its certificate or articles of incorporation, bylaws, memorandum of association or other organizational or constitutional documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound, in each such case where such violation would constitute a Material Adverse Change.

(n)           Licenses, Etc.  Such Borrower owns or possesses all the material licenses, registrations, franchises, permits, and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Borrower, without conflict with the rights of others.

(o)           Insurance.  No notice has been given or claim made and no grounds exist to cancel or avoid any insurance policy or bond in favor of such Borrower or any of its property, or to reduce the coverage provided thereby.  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of such Borrower in accordance with prudent business practice in the industry of such Borrower.

(p)           Compliance With Laws.  Such Borrower is in compliance in all material respects with all applicable Laws  in all jurisdictions in which such Borrower is doing business, except where the failure to do so would not constitute a Material Adverse Change.

(q)           Material Contracts; Burdensome Restrictions.  All material contracts relating to the business operations of such Borrower are valid, binding, and enforceable upon such Borrower and, to the knowledge of such Borrower, each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to such Borrower’s knowledge, with respect to parties other than such Borrower.  Such Borrower is not bound by any contractual obligation, or subject to any restriction in any organizational document or any requirement of Law, which in and of itself is material and adverse to such Borrower.

(r)            Investment Companies; Regulated Entities.  Such Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”  Such Borrower is not subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

(s)           Plans and Benefit Arrangements.  To the extent of any Benefit Arrangement, Plan or Multiemployer Plan in place during the term of this Agreement, Holdings and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and Multiemployer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrowers, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of Holdings or any other member of the ERISA Group.  To the extent of any Benefit Arrangement, Plan or Multiemployer Plan in place during the term of this Agreement, Holdings and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, if any, Holdings and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC other than PBGC premiums due but not delinquent under Section 4007 of ERISA, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.  All Plans, Benefit Arrangements and Multiemployer Plans, if any, have been administered in accordance with their terms and applicable Law.

Holdings and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and Multiemployer Plans, if any.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of Holdings, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of Holdings or any other member of the ERISA Group.  To the extent of any Benefit Arrangement, Plan or Multiemployer Plan in place during the term of this Agreement, Holdings and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  With respect to each Plan and Multiemployer Plan, if any, Holdings and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC other than PBGC premiums due but not delinquent under Section 4007 of ERISA, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.  All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(A)             No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(B)             Neither Holdings nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither Holdings nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of Holdings, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(t)            Senior Debt Status.  The Obligations of such Borrower under this Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of the such Borrower except (i) Indebtedness of such Borrower to the extent secured by Permitted Liens, and (ii) Indebtedness which constitutes a “preferred claim” under Section 9-227 of the Maryland Insurance Law (or any analogous provision of United Kingdom or Bermuda law) in the event of the liquidation, rehabilitation, reorganization, or conservation of the such Borrower.  There is no Lien upon or with respect to any of the properties or income of such Borrower which secures indebtedness or other obligations of any Person except for Permitted Liens.

(u)           Holdings.  Holdings was created on August 21, 2003 for the purpose of holding the capital stock of the Company and its other subsidiaries (but it is recognized that

Holdings has the corporate capacity to carry on other business under the objects expressed in its Memorandum of Association).

Section 5.02  Continuation of Representations.  Each Borrower makes the representations and warranties in this ARTICLE V on the date hereof and on the Closing Date and each date thereafter on which a Loan is made to such Borrower or a Letter of Credit is issued for the account of such Borrower as provided in and subject to Section 6.01 and Section 6.02.

ARTICLE VI

CONDITIONS OF LENDING

The obligation of each Bank to make Loans hereunder and the obligation of each Issuing Bank to issue Letters of Credit hereunder is subject to the performance by the Borrowers of their Obligations to be performed hereunder at or prior to the occurrence of each such Credit Event, and to the satisfaction of the following further conditions:

Section 6.01  Closing Date.  The Closing Date shall occur when the following conditions have been satisfied:

(a)           Representations and Warranties True and Complete, No Defaults.  The representations and warranties of the Borrowers contained in Article V shall be true, complete, and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrowers shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing.

(b)           Secretary’s Certificate.  There shall be delivered to the Agent for the benefit of each Bank certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of Holdings, the Company, AGRI, AGRO and the UK Borrower certifying as appropriate as to:

(i)            resolutions approving all actions taken by Holdings, the Company, AGRI, AGRO and the UK Borrower in connection with this Agreement and the other Loan Documents;

(ii)           the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying certain Authorized Officers of Holdings, the Company, AGRI, AGRO and the UK Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

(iii)          copies of its organizational or constitutional documents, including its certificate or articles of incorporation and bylaws as in effect on the Closing Date certified by the appropriate state or governmental official where such documents are filed in a state office and capable of being certified by the appropriate state or governmental official, together with certificates from the appropriate state officials as to the continued existence and good standing of Holdings, the Company, AGRI, AGRO and the UK Borrower in each jurisdiction where organized to the extent applicable.

(c)           Delivery of Notes, Guaranty Agreements, and Loan Request.  The Notes, the Guaranty Agreement to be entered into by Holdings, the Guaranty Agreement to be entered into by the Company and the Guaranty Agreement to be entered into by the Material Non-AGC Subsidiaries (other than AGRI and AGRO) shall have been duly executed and delivered to the Agent for the benefit of the Banks.

(d)           Opinion of Counsel.  There shall be delivered to the Agent for the benefit of each Bank party hereto on the Closing Date one or more written opinions of counsel for Holdings, the Company, AGRI, AGRO and the UK Borrower dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

(i)            as to the matters set forth in Exhibit 6.01(d); and

(ii)           as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

(e)           Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

(f)            Payment of Fees.  The Borrowers shall have paid or caused to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid the Facility Fees, all other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

(g)           No Material Adverse Change.  There has not occurred a Material Adverse Change since the date of the Historical Statements.

(h)           Existing Agreement.  The commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with all accrued and unpaid interest thereon, all accrued and unpaid fees thereon shall have been paid in full, and all other amounts then owing pursuant to the Existing Credit Agreement shall have been repaid in full, and the Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.01(h) have been satisfied at such time.

Section 6.02  Each Credit Event.  (a) At the time of each Credit Event, and after giving effect to the proposed extensions of credit:  the Closing Date shall have occurred; the representations and warranties of the Borrowers contained in ARTICLE V and in the other Loan Documents and the representations and warranties of each Material Non-AGC Subsidiary contained or incorporated in the Guarantor Joinder given by such Material Non-AGC Subsidiary pursuant to Section 10.18 shall be true on and as of the date of such additional Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrowers shall have performed and complied with all covenants and conditions hereof that are required to be performed or complied with as of the date of such Credit Event and each Material Non-AGC Subsidiary shall have complied with Section 10.18 and all other covenants and conditions that are required to be performed or complied with as of the date of such Loan and which are set forth in or incorporated into the Guarantor Joinder given by such Material Non-AGC Subsidiary pursuant to Section 10.18; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and the applicable Borrower shall have delivered to the Agent a duly executed and completed Loan Request.

(b)           Notwithstanding anything to the contrary in this Agreement, Holdings, AGRI and AGRO shall not be permitted to incur any Loans hereunder or have Letters of Credit issued for their respective account unless and until both AGRI and AGRO have entered into the Guaranty Agreement substantially in the form of Exhibit 1.01(G)(2)-1 hereto by executing and delivering a counterpart thereof to the Agent.

ARTICLE VII

COVENANTS

Section 7.01  Affirmative Covenants.  Subject to Section 7.04, each Borrower covenants and agrees (in each case solely on behalf of itself and its Subsidiaries) that, until payment in full of the Loans, and interest thereon, satisfaction of all of the other Obligations under the Loan Documents, expiration of all Letters of Credit and termination of the Commitments, each Borrower shall comply at all times with the following affirmative covenants:

(a)           Preservation of Existence, Etc.  Holdings shall, and shall cause each of its Material Subsidiaries to, maintain its legal existence as a corporation, limited partnership, or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.02(f) [Liquidations, Mergers, Etc.].

(b)           Payment of Liabilities, Including Taxes, Etc.  Holdings shall, and shall cause each of its Material Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments, and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, provided that Holdings will pay, and cause its Material Subsidiaries to pay, all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

(c)           Maintenance of Insurance.  Holdings shall, and shall cause each of its Material Subsidiaries to, insure its properties and assets against loss or damage by insurable hazards as such assets are commonly insured (including, to the extent applicable to the respective industry of Holdings or any Subsidiary thereof, fire, extended coverage, property damage, workers’ compensation, public liability, and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

(d)           Maintenance of Properties and Leases.  Holdings shall, and shall cause each of its Material Subsidiaries to, maintain in good repair, working order, and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time Holdings will make or cause to be made all appropriate repairs, renewals, or replacements thereof.

(e)           Maintenance of Licenses, Etc.  Holdings shall, and shall cause each of its Material Subsidiaries to, maintain in full force and effect all licenses, franchises, permits, rights, and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

(f)            Visitation Rights.  Holdings shall, and shall cause each of its Material Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any Bank to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Agent or any such Bank may reasonably request and at the pro rata expense of the Banks (if requested by the Required Banks), the requesting Bank or, if the request has not come from any Bank, the Agent, provided that the Agent or such Bank shall provide the Company with reasonable notice prior to any visit or inspection, provided further no Bank shall be permitted more than one visit per one year period and provided further that during the continuation of any Event of Default, (i) the limitation on visits in the immediately preceding proviso shall not apply and (ii) all such visits and inspections by Agent and or Bank shall be at the expense of the Borrowers.  In the event any Bank desires to conduct a visitation or inspection as contemplated hereby of Holdings or any Subsidiary, such Bank shall make a reasonable effort to conduct such visitation and inspection contemporaneously with any visitation or inspection to be performed by the Agent.

(g)           Keeping of Records and Books of Account.  Holdings shall, and shall cause each Subsidiary of Holdings to, maintain and keep proper books of record and account which enable Holdings and its Material Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over Holdings or any Subsidiary of Holdings, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(h)           Plans and Benefit Arrangements.  Holdings shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other Laws applicable to any Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.  Without limiting the generality of the foregoing, Holdings shall cause all of its Plans and all Plans maintained by any member of the ERISA Group, if any, to be funded in accordance with the minimum funding requirements of ERISA and, to the extent applicable shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

(i)            Compliance With Laws.  Holdings shall, and shall cause each of its Material Subsidiaries to, comply with all applicable Laws in all respects, provided that it shall not be deemed to be a violation of this Section 7.01(i) if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

(j)            Use of Proceeds.  Each Borrower will use the proceeds of the Loans and Letters of Credit only for the general corporate purposes and working capital needs of the such Borrower.  No Borrower shall use the proceeds of the Loans or Letters of Credit for any purposes which contravenes any applicable Law or any provision hereof.

(k)           Senior Debt Status.  Holdings shall ensure that the Obligations of Holdings and any Material Subsidiary under this Agreement, a Guarantor Joinder, any Guaranty Agreement, and each of the other Loan Documents to which it is a party shall at all times rank at least pari passu in priority of payment with all other senior unsecured Indebtedness of Holdings or such Material Subsidiary (except to the extent of any Indebtedness which has a “preferred” status under any Law governing the bankruptcy, liquidation, insolvency, rehabilitation, reorganization, conservation, or like circumstance of Holdings or such Material Subsidiary) and no such other senior unsecured Indebtedness of Holdings or such Material Subsidiary shall at any time be governed by or subject to covenants, defaults, or other provisions that are more restrictive on Holdings or such Material Subsidiary than those set forth herein; and provided that if payment of any present or future Indebtedness of Holdings or any Material Subsidiary, except Indebtedness of Holdings or any Material Subsidiary to the extent secured by Permitted Liens, shall at any time hereafter become secured by any Lien on any property, Holdings or such Material Subsidiary shall secure payment of the Obligations with a Lien of like priority on the same or substantially similar property of the same or greater value (but, in any event, such Lien shall secure an amount of Obligations not to exceed the amount secured by the Lien given to secure payment of such other Indebtedness).

(l)            Company Consolidated Assets.  If at any time the Company Consolidated Assets is less than $1,200,000,000, within 15 days following such occurrence Holdings will enter into a Guaranty Agreement in form and substance satisfactory to the Agent pursuant to which Holdings will unconditionally and irrevocably guaranty all Obligations of the Company and the UK Borrower.

Section 7.02  Negative Covenants.  Subject to Section 7.04, each Borrower covenants and agrees (in each case on behalf of itself and its Subsidiaries) that until payment in full of the Loans and interest thereon, satisfaction of all of the other Obligations hereunder, expiration of all Letters of Credit and termination of the Commitments, such Borrower shall comply with the following negative covenants:

(a)           Indebtedness.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, at any time create, incur, assume, or suffer to exist any Indebtedness, except:

(i)            Indebtedness under the Loan Documents;

(ii)           Existing Indebtedness as set forth on Schedule 7.02(a) (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.02(a);

(iii)          Capitalized and operating leases;

(iv)          Indebtedness secured by Purchase Money Security Interests;

(v)           Indebtedness of Holdings or any Material Subsidiary to the Company or any other Material Subsidiary, or any of their respective Affiliates;

(vi)          Any Interest Rate Hedge;

(vii)         Any Guaranties permitted pursuant to Section 7.02(c);

(viii)        Other Indebtedness of the Company which is non-recourse to the Company and in the nature (as to its purpose and non-recourse structure) of that existing Indebtedness in favor of Deutsche Bank shown on Exhibit 7.02(a) (“Soft Capital”);

(ix)           Other Indebtedness of Material Subsidiaries which are regulated insurance companies consisting of letters of credit, trust accounts and similar collateral support required in the ordinary course of business either by statute or by rating agencies to support the insurance and/or reinsurance businesses of such Material Subsidiaries;

(x)            All obligations of any Affiliate of Holdings under Guaranteed Investment Contracts issued by such Person in an aggregate amount of up to $1,000,000,000;

(xi)           Other Indebtedness of Holdings, US Holdco, AGRI or AGRO from time to time so long as such Indebtedness is permitted at such time by the other provisions of this Agreement; and

(xii)          Any obligations pursuant to the Contingent Capital Facility.

(b)           Liens.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, at any time create, incur, assume, or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

(c)           Guaranties.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of that Indebtedness of Holdings and the Material Subsidiaries permitted hereunder and (the following, collectively, “Insurance-Related Guaranties”): (i) reinsurance and insurance agreements and policies and Guaranties which Holdings or any Material Subsidiary is authorized or licensed to provide in the ordinary course of its reinsurance or insurance business, (ii) Guaranties given by the Company to support credit derivative transactions entered into by AG Financial Products Inc., a Delaware corporation and Affiliate of the Company (“Credit Derivative

Guaranties”), (iii) Guaranties given by the Company to support the obligations of any Subsidiary of Holdings pursuant to Guaranteed Investment Contracts issued by such Subsidiary; (iv) keepwell and similar agreements between and among various Subsidiaries of Holdings, the purpose and effect of which is to transfer the financial strength ratings of either of the Company or Assured Guaranty Re International Ltd. to its Subsidiaries, and (v) letters of credit, trust accounts or similar collateral support procured by Subsidiaries of Holdings which are required in the ordinary course of business either by statute or by rating agencies in order to support the respective reinsurance or insurance business of such Subsidiaries.

(d)           Loans and Investments.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become, or remain liable to do any of the foregoing, except:

(i)            trade credit extended on usual and customary terms in the ordinary course of business;

(ii)           advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)          Permitted Investments and Permitted Acquisitions; and

(iv)          loans, advances and investments in Holdings and any Subsidiary of Holdings; provided that the Company may not make any loans, advances and investments in Holdings or any Subsidiary of Holdings which is not a Subsidiary of the Company (other than any such Subsidiary of Holdings which issues or proposes to issue Guaranteed Investment Contracts).

(e)           Dividends and Related Distributions.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests, or limited liability company interests or on account of the purchase, redemption, retirement, or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except (i) dividends or other distributions payable to Holdings or any Material Subsidiary, (ii) so long as there shall exist no Potential Default or Event of Default (both before and after giving effect to the payment thereof), dividends payable by Holdings or the Company and AGRI pursuant to clause (iv) below not in excess of an aggregate amount of $20,000,000 in any fiscal year of Holdings, (iii) so long as there shall exist no Potential Default or Event of Default (both before and after giving effect to the payment thereof), the repurchase of shares of Holdings by Holdings during any fiscal year not in excess of 3% of the Consolidated Net Worth of Holdings as of the end of the most recently ended fiscal year minus the amount of dividends paid pursuant to the clause (ii) or (iv) hereof during such fiscal year; provided that, in any event, the aggregate amount of share repurchases made pursuant to this clause (iii) shall not exceed an amount equal to 5% of the Consolidated Net Worth of Holdings as of the end of the most recently ended fiscal year and (iv) so long as there shall exist no Potential Default or Event of Default (both before and after giving effect to the payment thereof), the Company and AGRI may pay accrued but unpaid dividends on any preferred stock issued pursuant to the Contingent Capital Facility so long as the aggregate amount paid under clause (ii) herein and this clause (iv) does not exceed $20,000,000 in any fiscal year of Holdings.

(f)            Liquidations, Mergers, Consolidations, Acquisitions.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, dissolve, liquidate, or wind-up its affairs, or become a party to any amalgamation, merger or consolidation, or acquire by purchase, lease, or otherwise all or substantially all of the assets or capital stock of or other ownership interest in any other Person, provided that

(1)           any Material Subsidiary may consolidate, amalgamate or merge into Holdings or any other Material Subsidiary provided that the Company may not merge, amalgamate or consolidate with Holdings, and the Company may only merge, amalgamate or consolidate with another Material Subsidiary if the Company is the surviving entity of such merger, amalgamation or consolidation; and

(2)           Holdings or any Material Subsidiary may acquire, whether by purchase, by amalgamation or by merger, (A) all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(i)            if Holdings or any Material Subsidiary is acquiring the ownership interests in such Person and such Person meets the criteria for a Material Subsidiary set forth in the definition of such term at Section 1.01, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii)           the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and Holdings or the relevant Material Subsidiary shall have delivered to the Banks written evidence of such approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iii)          the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or otherwise complementary or related to, one or more lines of business conducted by Holdings or any Material Subsidiary, or otherwise incidental to the business of a financial services company, and shall comply with Section 7.02(j) [Continuation of or Change in Business];

(iv)          no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(v)           upon the reasonable request of Agent, Holdings or the relevant Material Subsidiary shall deliver to the Agent at least five (5) Business Days before such Permitted Acquisition such information about such Person or its assets as Agent may reasonably require.

(g)           Dispositions of Assets or Subsidiaries.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, sell, convey, assign, lease, abandon, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including by sale, assignment, discount, or other disposition of accounts, contract rights, chattel paper, equipment, or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of Holdings), except:

(i)            transactions involving the sale of inventory, if any, in the ordinary course of business;

(ii)           any sale, transfer, or lease of assets, including any sale of investment assets, in the ordinary course of business which are no longer necessary or required in the conduct of Holdings’ or such Subsidiary’s business or which are incidental to the management of Holdings’ or its Subsidiary’s investment portfolio in a manner consistent with past practices;

(iii)          any sale, transfer, lease or assignment of assets or novation of rights by any wholly owned Subsidiary of Holdings to Holdings or any Material Subsidiary;

(iv)          any sale, transfer or lease of assets in the ordinary course of business which are replaced by reasonably equivalent substitute assets; or

(v)           any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, provided that (A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (B) the aggregate value of all assets so sold by (x) Holdings shall not exceed in any fiscal year fifteen percent (15%) of the consolidated tangible net worth of Holdings and its Subsidiaries or (y) any Material Subsidiary in any fiscal year shall not exceed a material portion of such Material Subsidiary’s tangible net worth.

(h)           Affiliate Transactions.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of Holdings or any Material Subsidiary or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Agent, and is in accordance with all applicable Law and accounting standards.

(i)            Subsidiaries, Partnerships and Joint Ventures.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, own, acquire, or create directly or indirectly any Material Non-AGC Subsidiary other than Material Non-AGC Subsidiaries each of which has joined this Agreement as a Guarantor at any time after the Closing Date in accordance with Section 10.18 [Joinder of Guarantors]; provided, however, that the parties hereto acknowledge and agree that AGRI and AGRO shall not be required to become Guarantors and deliver all required documents pursuant to Section 10.18 unless Loans have been incurred by, or Letters of Credit issued for the account of, Holdings, AGRO and/or AGRI as contemplated in Section 6.02(b).  Each of Holdings and its Material Subsidiaries shall not become or agree to become (1) a general or limited partner in any general or limited partnership, except that Holdings or any of its Material Subsidiaries may be general or limited partners in any other Material Subsidiary, (2) a member or manager of, or hold a limited liability company interest in, a limited liability company, except that Holdings or any of its Material Subsidiaries may be members or managers of, or hold limited liability company interests in, other Material Subsidiaries, or (3) a joint venturer or hold a joint venture interest in any joint venture except that Holdings or any of its Material Subsidiaries may be a party to a joint venture (A) that would not otherwise be a Material Subsidiary were it a Subsidiary of Holdings, and (B) as to which neither Holdings nor any Material Subsidiary is directly or indirectly jointly or severally liable for any act or omission of the joint venture beyond the amount of its investment therein.

(j)            Continuation of or Change in Business.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, make a material change in the nature of its business as substantially conducted and operated by Holdings or such Subsidiary as of the Closing Date; provided, however, that (A) it shall not be a material change hereunder for Holdings or any of its Material Subsidiaries to alter the concentration percentages of products offered or business conducted as of the Closing Date, nor to enter into any business incidental to the offering of such products or the conduct of such business and it shall not be a material change hereunder for a Material Subsidiary to engage in any business incidental to the conduct of a financial services company and (B) the parties hereto hereby acknowledge and agree that the issuance of Guaranteed Investment Contracts is a business incidental to the conduct of a financial services company.

(k)           Plans and Benefit Arrangements.  Holdings shall not, and shall not permit any of its Material Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement, or Multiemployer Plan which, alone or in conjunction with any other circumstance or set of circumstances, would result in a material liability under ERISA or otherwise violate ERISA in a material respect.

(l)            Fiscal Year.  Holdings shall not, and shall not permit any Subsidiary of Holdings to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31 unless Holdings has (i) provided thirty (30) days’ prior written notice to the Agent and the Banks of the proposed change accompanied by an explanation in reasonable detail of the effect thereof on Holdings and its Subsidiaries in general and on Holdings’ or its Material Subsidiary’s financial reporting and covenant compliance hereunder, and (ii) agreed to amend the covenants contained herein (including the financial covenants set forth below) if reasonably requested by the Agent and the Required Banks to maintain the continuity of the such covenants.

(m)          Minimum Statutory Capital.  The Company shall not at any time permit the Statutory Capital of the Company to be less than eighty percent (80%) of the Statutory Capital of the Company as of the most recent fiscal quarter of the Company prior to the Closing Date.

(n)           Maximum Exposure Ratio (Company).  The Company shall not at any time permit the ratio of the Net Par of the Company  to the Statutory Capital of the Company to exceed 150 to 1.0.

(o)           Maximum Debt to Total Capitalization Ratio (Holdings).  Holdings shall maintain at all times a ratio of Consolidated Debt to Total Capitalization of not more than 0.30 to 1.0.

(p)           Minimum Net Worth.  Holdings shall not permit at any time its Consolidated Net Worth to be less than $1,200,000,000.

(q)           Interest Coverage Ratio.  Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings to be less than 2.5:1.0.

Section 7.03  Reporting Requirements.  Subject to Section 7.04, each Borrower covenants and agrees (in each case solely on behalf of itself and its Subsidiaries) that until payment in full of the Loans and interest thereon, satisfaction of all other Obligations hereunder and under the other Loan Documents, expiration of all Letters of Credit and termination of the Commitments, Holdings will furnish or cause to be furnished to the Agent (which shall promptly furnish the same to each of the Banks):

(a)           Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, the Form 10-Q of Holdings as filed with the SEC and two sets of financial statements of Holdings and the Company, each consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of Holdings or the Company, as the case may be, as having been prepared as the set of financial statements of Holdings in accordance with

GAAP, consistently applied, and as to the set of financial statements of the Company as having been prepared in accordance with statutory accounting principles required by the State of Maryland.

(b)           Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings, the Form 10-K of Holdings as filed with the SEC and two sets of financial statements of Holdings and the Company, each consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, all in reasonable detail with the set relating to Holdings being prepared in accordance with GAAP, consistently applied, and the set relating to the Company being prepared in accordance with statutory accounting principles required by the State of Maryland, and, in each case, certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition, or contingency which would materially impair the prospect of payment or performance of any covenant, agreement, or duty of Holdings and/or any Material Subsidiary under any of the Loan Documents.

(c)           Certificate of the Company.  Concurrently with the financial statements of Holdings and the Company furnished to the Agent and to the Banks pursuant to Section 7.03(a) [Quarterly Financial Statements] and Section 7.03(b) [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of each of Holdings and the Company signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of Holdings or the Company, in the form of Exhibit 7.03(c), to the effect that, except as described pursuant to Section 7.03(d) [Notice of Default], (i) the representations and warranties of the Borrowers contained in ARTICLE V and in the other Loan Documents and the representations and warranties of each Material Non-AGC Subsidiary, if any, contained or incorporated in the Guarantor Joinder given by such Non-AGC Material Subsidiary pursuant to Section 10.18 are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and each Borrower has performed and complied with all covenants and conditions hereof and each Material Subsidiary, if any, shall have complied with all covenants and conditions of or incorporated into the Guarantor Joinder given by such Non-AGC Material Subsidiary pursuant to Section 10.18, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate, and (iii) containing calculations in sufficient detail to (A) demonstrate compliance as of the date of such financial statements with all applicable financial covenants contained in Section 7.02 [Negative Covenants] and (B) determine the Net Par of the Company and any material changes or loss experience in connection with Existing Reinsurance Coverage from the components thereof set forth on Schedule 5.01(h).

(d)           Notice of Default.  Promptly after any officer of a Borrower has learned of: (i) the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of such Borrower setting forth the details of such Event of Default or Potential Default and the action which such Borrower proposes to take with respect thereto, or (ii) the creation or acquisition of a Material Subsidiary (or the existence of a Material Non-AGC Subsidiary other than AGRI or AGRO which has not executed and delivered a Guaranty Agreement to Agent for the benefit of the Banks), a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of Holdings setting forth the legal name, jurisdiction of organization, and such other relevant information reasonably requested by Agent.

(e)           Off-Balance Sheet Financing.  None of Holdings or any of its Material Subsidiaries shall engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet) providing the functional equivalent of material Indebtedness or otherwise providing for a material liability of Holdings or any of its Material Subsidiaries (collectively, “Off-Balance Sheet Transactions”), except the Contingent Capital Facility and such other Off-Balance Sheet Transactions as are fully disclosed to the Banks and Agent prior to their creation.

(f)            Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against Holdings or any Material Subsidiary of Holdings, which involve a claim or series of claims in excess of $20,000,000 or which, if adversely determined, would constitute a Material Adverse Change.

(g)           Notice of Change in Insurer Financial Strength Rating.  Within two (2) Business Days after Standard & Poor’s or Moody’s announces a change in the Company’s Insurer Financial Strength Rating, notice of such change.  Holdings will deliver together with such notice a copy of any written notification which the Company received from the applicable rating agency regarding such change of its Insurer Financial Strength Rating.

(h)           Sale of Assets.  At least fifteen (15) calendar days prior thereto, notice with respect to any proposed sale or transfer of material assets pursuant to Section 7.02(g)(v).

(i)            Budgets, Other Reports and Information.  Promptly upon their becoming available to Holdings or the Company, such reports and information as any of the Banks may from time to time reasonably request.  Each Borrower shall also notify the Banks and Agent promptly of the enactment, enforcement, or adoption of any Law which may result in a Material Adverse Change with respect to such Borrower.

Section 7.04  Bermuda Law Event.  To the extent that the making by Holdings, the Company or any Guarantor of any covenant set forth in Sections 7.01, 7.02 or 7.03 or in any of the Loan Documents is for such Person not permitted by, or is unlawful under or is in violation of, any Bermuda Law pertaining to fetters on statutory powers, then such covenant shall be deemed not made by nor applicable to such Person, but if such Person shall take or fail to take any action which would have breached such covenant had the same been applicable to such Person, the action or failure to take action shall constitute a “Bermuda Law Event”.

ARTICLE VIII

DEFAULT

Section 8.01  Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary, or effected by operation of Law):

(a)           Payments Under Loan Documents.  Any Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments or mandatory prepayments, if any, or the payment due at maturity) when such principal is due hereunder or any reimbursement obligation in respect of any Letter of Credit when due hereunder or (ii) any interest on any Loan or any other amount owing hereunder or under the other Loan Documents within five (5) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

(b)           Breach of Warranty.  Any representation or warranty made at any time by any of Holdings and the Material Subsidiaries herein or by any of Holdings and the Material Subsidiaries in any other Loan Document, or in any certificate, other instrument, or statement furnished by Holdings or a Material Subsidiary pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

(c)           Breach of Negative Covenants or Visitation Rights.  Holdings or any Material Subsidiary shall default in the observance or performance of any covenant contained in Section 7.02 [Negative Covenants] or Section 7.01(l) or shall default for a period of ten (10) days or more in the observance or performance of any covenant contained in Section 7.01(f);

(d)           Breach of Other Covenants.  Holdings or any Material Subsidiary shall default in the observance or performance of any other covenant, condition, or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days (such grace period to be applicable only in the event such default can be remedied by corrective action);

(e)           Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which Holdings or any Material Subsidiary of  Holdings may be obligated as a borrower or guarantor in excess of $20,000,000 in the aggregate, and either (1) such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (2) such breach or default causes (or permits the holder or holders of such Indebtedness to cause) the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

(f)            Final Judgments or Orders.  Any final judgments or orders for the payment of money which results in an uninsured liability to pay in excess of $20,000,000 in the aggregate shall be entered against Holdings or any Material Subsidiary by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded, or stayed pending appeal within a period of forty-five (45) days from the date of entry;

(g)           Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid, and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared stayed, ineffective, or inoperative or shall cease to give or provide the respective Liens or security interests intended to be created thereby; provided, however, if any of the foregoing is a result of an involuntary proceeding of the type described in Section 8.01(m), such proceeding has not been contested by the affected party or has not been dismissed after the passage of more than sixty (60) days;

(h)           Losses; Proceedings Against Assets.  Any of Holdings’ or the Company’s assets having an aggregate value (reasonably determined) in excess of five (5%) of the tangible net worth of Holdings and its Subsidiaries or the Company and the Subsidiaries, as the case may be, or any of its Material Subsidiaries’ assets having an aggregate value (reasonably determined) in excess of a material amount of such Material Subsidiary’s tangible net worth, are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

(i)            Notice of Lien or Assessment.  A notice of Lien or assessment in excess of $20,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of the Holdings’ or any of its Material Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

(j)            Insolvency.  Holdings or any Material Subsidiary of Holdings ceases to be solvent or admits in writing its inability to pay its debts as they mature;

(k)           Events Relating to Plans and Benefit Arrangements.  Any of the following occurs:  (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of Holdings’ liability is likely to exceed 10% of its Consolidated Net Worth; (v) Holdings or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) Holdings or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) Holdings or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) Holdings or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by Holdings and the other members of the ERISA Group;

(l)            Change of Control.  (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended), other than ACE or an Affiliate of ACE, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 30% or more of the voting capital stock of Holdings; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of Holdings on the first day of such period and individuals approved by the existing board of directors of Holdings shall cease to constitute a majority of the board of directors of Holdings; or (iii) the Company, AGRI or AGRO shall cease to be a wholly-owned Subsidiary of Holdings; provided, however, any issuance of preferred stock in connection with the Contingent Capital Facility shall not be a violation of this Section 8.01(l) and shall not be deemed an Event of Default; or (iv) the UK Borrower shall cease to be a subsidiary of the Company at any time when any Loans are outstanding to the UK Borrower or, Letters of Credit have been issued for the account of the UK Borrower;

(m)          Involuntary Proceedings.  A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Holdings or any Material Subsidiary of Holdings in an involuntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or conservator (or similar official) of Holdings or any Material Subsidiary of Holdings or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(n)           Voluntary Proceedings.  Holdings or any Material Subsidiary of Holdings shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization,

or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing; or

(o)           Bermuda Law Event.  A Bermuda Law Event shall occur and be continuing, provided that any grace period provided under the provisions of this Section 8 or otherwise under this Agreement or under the other Loan Documents applicable to an equivalent breach of covenant under Section 7 shall apply to this Section 8.01(o).

Section 8.02  Consequences of Event of Default.  (a)  Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default or Potential Default specified under Section 8.01(a) through Section 8.01(l) or Section 8.01(o) shall occur and be continuing, the Banks, the Issuing Banks and the Agent shall be under no further obligation to make Revolving Credit Loans or Bid Loans or issue Letters of Credit, as the case may be, and if any such Event of Default shall occur and be continuing, the Agent may, and upon the request of the Required Banks, shall by written notice to the Borrowers, take any of the following actions: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force or effect, (ii) terminate any Letter of Credit which may be terminated in accordance with its terms, (iii) declare the unpaid principal amount of the Revolving Credit Notes and Bid Notes then outstanding and all interest accrued thereon, any unpaid fees, and all other Indebtedness of the Borrowers to the Banks or the Issuing Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived or (iv) require the respective Borrowers to cash collateralize all Letters of Credit issued to the account of such Borrower; and

(b)           Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 8.01(m) [Involuntary Proceedings] or Section 8.01(n) [Voluntary Proceedings] shall occur, the Commitments shall automatically terminate and be of no further force and effect, the Banks and the Issuing Banks shall be under no further obligations to make Revolving Credit Loans, Bid Loans, or issue Letters of Credit hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks or the Issuing Bank hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c)           Set-off.  If an Event of Default shall occur and be continuing, any Bank or any Issuing Bank to whom any Obligation is owed by any Borrower or any Material Subsidiary hereunder or under any other Loan Document or any participant of such Bank or Issuing Bank which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Banks] and any branch, Subsidiary, or Affiliate of such Bank or participant anywhere shall have the right, in addition to all other rights and remedies available to it, without notice to any

Borrower or any Material Subsidiary, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, such Borrower or such Material Subsidiary by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by such Borrower or such Material Subsidiary for its own account (but not including funds of others held in custodian or trust accounts maintained by any Borrower or any of its Material Subsidiaries) with such Bank or participant or such branch, Subsidiary, or Affiliate.  Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of such Borrower or such Material Subsidiary is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right, or remedy available to any Bank or the Agent; and

(d)                                 Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Committed Loans pursuant to any of the foregoing provisions of this Section 8.02, the Agent or any Bank or Issuing Bank, upon the request or consent of the Required Banks, may proceed to protect and enforce the Agent’s or any one or more Banks’ or Issuing Banks’ rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent, such Bank or such Issuing Bank; and

(e)                                  Application of Proceeds.  From and after the date on which the Agent has taken any action pursuant to this Section 8.02 and until all Obligations have been paid in full, any and all proceeds received by the Agent from the exercise of any remedy by the Agent, shall be applied as follows:

(A)                    first, to reimburse the Agent, the Banks and the Issuing Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ fees and legal expenses, incurred by the Agent, the Banks or the Issuing Banks in connection with collection of any Obligations under any of the Loan Documents;

(B)                      second, to the repayment of all Indebtedness then due and unpaid of any Borrower or any Material Subsidiary to the Banks or the Issuing Banks incurred under this Agreement or any of the other Loan Documents, with such repayments to be applied in the following order: (i) interest, (ii) principal, (iii) fees and (iv) expenses and other amounts owing to the Banks; and

(C)                      the balance, if any, as required by Law; and

(f)                                    Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent, the Banks and the Issuing Banks under the Loan Documents or applicable Law.

Section 8.03  Right of Competitive Bid Loan Banks.  If any Event of Default shall occur and be continuing, the Banks which have any Bid Loans then outstanding to the Borrowers (the “Bid Loan Banks”) shall not be entitled to accelerate payment of the Bid Loans or to exercise any right or remedy related to the collection of the Bid Loans until the Commitments shall be terminated hereunder pursuant to Section 8.02.  Upon such a termination of the Commitments:  (i) references to Revolving Credit Loans in Section 8.02 shall be deemed to apply also to the Bid Loans and the Bid Loan Banks shall be entitled to all enforcement rights given to a holder of a Revolving Credit Loan in Section 8.02, and (ii) the definition of Required Banks shall be changed as provided in Section 1.01 so that each Bank shall have voting rights hereunder in proportion to its share of the total Loans outstanding.

ARTICLE IX

THE AGENT

Section 9.01  Appointment.  Each Bank hereby irrevocably designates, appoints and authorizes ABN AMRO Bank N.V. to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents.  Each Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  ABN AMRO Bank N.V. agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

Section 9.02  Delegation of Duties.  The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Section 9.05 [Reimbursement of Agent by Borrower, Etc.] and Section 9.06, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

Section 9.03  Nature of Duties; Independent Credit Investigation.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist.  The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of Holdings and its Subsidiaries in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

Section 9.04  Actions in Discretion of Agent; Instructions From the Banks.  The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law.  In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.06 [Exculpatory Provisions, Etc.].  Subject to the provisions of Section 9.06, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

Section 9.05  Reimbursement and Indemnification of Agent by the Borrowers.  Each Borrower (other than AGRI and AGRO) unconditionally, jointly and severally, agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses, and disbursements (including fees and expenses of counsel) incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrowers), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld.

Section 9.06  Exculpatory Provisions; Limitation of Liability.  Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers or any of their Subsidiaries, or the financial condition of the Borrowers or any of their Subsidiaries, or the existence or possible existence of any Event of Default or Potential Default.  No claim may be made by the Borrowers or any of their Subsidiaries, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and the Borrowers (for themselves and on behalf of each of their Subsidiaries), the Agent and each Bank hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in their favor.  Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

Section 9.07  Reimbursement and Indemnification of Agent and Issuing Banks by Banks.  Each Bank agrees to reimburse and indemnify the Agent and the Issuing Banks (to the extent not reimbursed by the Borrowers and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Issuing Banks, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent or Issuing Banks hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s or such Issuing Bank’s gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld.  In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrowers to the Agent in connection with the Agent’s periodic audit of the Company’s or any of its respective Material Subsidiaries’ books, records and business properties.

Section 9.08  Reliance by Agent and Issuing Banks.  The Agent and Issuing Banks shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent or the Issuing Banks.  The Agent and Issuing Banks shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 9.09  Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or a Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

Section 9.10  Notices.  The Agent shall promptly send to each Bank a copy of all notices received from any Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.  The Agent shall promptly notify the Borrowers and the other Banks of each change in the Base Rate and the effective date thereof.

Section 9.11  Banks in Their Individual Capacities; Agents in Its Individual Capacity.  With respect to its Revolving Credit Commitment, the Revolving Credit Loans and any Bid Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term “Bank” and “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  ABN AMRO Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, Holdings and its Subsidiaries and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks.  The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding Holdings and any of its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of Holdings or any of its Subsidiaries or Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from Holdings and any of its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

Section 9.12  Holders of Notes.  The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 9.13  Equalization of Banks.  The Banks and the holders of any participations in any Commitments, Loans or Letters of Credit or other rights or obligations of a Bank hereunder agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim, or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments on the Loans and the Letters of Credit, except as otherwise provided in Section 3.04(c) [Agent’s and Bank’s Rights], Section 4.04(b) [Replacement of a Bank] or Section 4.06 [Additional Compensation in Certain Circumstances].  The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank’s Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount of the Loans, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

Section 9.14  Successor Agent.  The Agent (i) may resign as Agent or (ii) shall resign if such resignation is required by Section 4.04(b) [Replacement of a Bank], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrowers.  If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrowers, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrowers, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrowers consent to the appointment of a successor agent.

Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After the resignation of any Agent hereunder, the provisions of this ARTICLE IX shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

Section 9.15  Agent’s Fee.  The Borrowers shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) for Agent’s services hereunder under the terms of a letter (the “Agent’s Letter”) between the Borrowers and Agent, as amended from time to time.

Section 9.16  Availability of Funds.  The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or (2) two hours before the time on which the Agent actually funds the proceeds of such Loan to the respective Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent).  The Agent may, in reliance upon such assumption (but shall not be required to), make available to the respective Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrowers) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

Section 9.17  Calculations.  In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement.  In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrowers and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

Section 9.18  Beneficiaries.  Except as expressly provided herein, the provisions of this ARTICLE IX are solely for the benefit of the Agent and the Banks, and Holdings and its Subsidiaries shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company or any of its Subsidiaries.

ARTICLE X

MISCELLANEOUS

Section 10.01  Modifications, Amendments, or Waivers.  With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrowers may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Borrowers hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Borrowers; provided that, without the written consent of all the Banks, no such agreement, waiver, or consent may be made which will:

(a)                                  Increase of Commitment; Extension of Expiration Date.  Increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend the Expiration Date;

(b)                                 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Facility Fee, the Letter of Credit Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee, the Letter of Credit Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Facility Fee or any other fee payable to any Bank;

(c)                                  Release of Collateral or Guarantor.  Release any Guarantor from its Obligations under any Guaranty Agreement or any other security for any of the Obligations except as otherwise may be permitted by the terms hereof or of the instrument establishing the Lien; or

(d)                                 Miscellaneous.  Amend Section 4.02 [Pro Rata Treatment of Banks], Section 9.06 [Exculpatory Provisions, Etc.] or Section 9.13 [Equalization of Banks] or this Section 10.01, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder;

provided, further, that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent shall be effective without the written consent of the Agent and (ii) no agreement, waiver or consent which would modify the interests, rights or obligations of any Issuing Bank in its capacity as an Issuing Bank shall be effective without the written consent of such Issuing Bank.

Section 10.02  No Implied Waivers; Cumulative Remedies; Writing Required.  No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 10.03  Reimbursement and Indemnification of Banks by the Borrowers; Taxes.  Each Borrower jointly and severally agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrowers’ Obligations are set forth in Section 9.05 [Reimbursement of Agent By Borrower, Etc.]) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the review, execution, delivery, administration, or interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers, or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise, or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection, or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank (including such Bank’s officers, directors and employees), in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents, use of proceeds of the Loans or the transactions contemplated by the Loan Documents or any action taken or omitted by such Bank (including such Bank’s officers, directors and employees) hereunder or thereunder, provided that the Borrowers shall not be liable to a Bank (including such Bank’s officers, directors and employees) for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements (A) if the same results from such Bank’s or its officer’s, director’s or employee’s gross negligence or willful misconduct, or (B) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrowers), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld.  The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrowers on a joint and several basis hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances.  The Borrowers, jointly and severally, agree unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrowers, jointly and severally, agree unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

Section 10.04  Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in the definition of Committed Loan Interest Period with respect to Interest Periods under the LIBOR Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

Section 10.05  Funding by Branch, Subsidiary, or Affiliate.  (a)  Notional Funding.  Each Bank shall have the right from time to time, without notice to the Borrowers, to deem any branch, Subsidiary, or Affiliate (which for the purposes of this Section 10.05 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained, or funded any Loan to which the LIBOR Option applies at any time, provided that immediately following (on the assumption that a payment was then due from the Borrowers to such other office), and as a result of such change, the Borrowers will not be under any greater financial obligation pursuant to Section 4.06 [Additional Compensation in Certain Circumstances] than they would have been in the absence of such change.  Notional funding offices may be selected by each Bank without regard to such Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

(b)                                 Actual Funding.  Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 10.05(b).  If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by any Borrower hereunder or require any Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.06 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

Section 10.06  Notices.  Any notice, request, demand, direction, or other communication (for purposes of this Section 10.06 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 10.06.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.01(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.06.  Any Notice shall be effective:

(A)                              In the case of hand-delivery, when delivered;

(B)                                If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(C)                                In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(D)                               In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(E)                                 In the case of electronic transmission, when actually received;

(F)                                 In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.06; and

(G)                                If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to any Borrower or any Material Subsidiary shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of its receipt of such Notice.

Section 10.07  Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 10.08  Governing Law.  This Agreement and any other documents delivered herewith and the rights and obligations of the parties hereto and thereto shall be for all purposes governed by, and construed and enforced in accordance with the internal Laws of the State of New York, without giving effect to its conflicts of law principles.

Section 10.09  Prior Understanding.  This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

Section 10.10  Duration; Survival.  All representations and warranties of the Borrowers and the Material Subsidiaries contained herein or made in connection herewith shall survive the making of Loans and the issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, the issuance of Letters of Credit, or payment in full of the Loans.  All covenants and agreements of the Borrowers contained in Section 7.01 [Affirmative Covenants], Section 7.02 [Negative Covenants] and Section 7.03 [Reporting Requirements], and all comparable covenants and agreements contained in or incorporated into the Guarantor Joinder given by each Material Non-AGC Subsidiary pursuant to Section 10.18, shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow hereunder and until termination of the Commitments, expiration of all Letters of Credit and payment in full of the Loans.  All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in ARTICLE IV [Payments] and Section 9.05 [Reimbursement of Agent by Borrowers, Etc.], Section 9.07 [Reimbursement of Agent by Banks, Etc.] and Section 10.03 [Reimbursement of Banks by Borrowers; Etc.], and all comparable covenants and agreements contained in or incorporated into the Guarantor Joinder given by each Material Non-AGC Subsidiary pursuant to Section 10.18, shall survive payment in full of the Loans, expiration of all Letters of Credit and termination of the Commitments.

Section 10.11  Successors and Assigns.  (a)  This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Borrowers and, when party to this Agreement, each of the Material Subsidiaries, and their respective successors and assigns, except that no Borrowers or any Material Subsidiary may assign or transfer any of its rights or Obligations or any interest herein or in any other Loan Document, except as may be permitted by the terms hereof or otherwise approved by each Bank.  Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrowers, the Agent and each Issuing Bank with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrowers shall be required (A) if an

Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank, (2) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Bank’s Commitment, (3) a Bank may assign an interest or sell a participation in less than 100% of its Commitments, Revolving Credit Loans, or Bid Loans, provided that such Bank sells an equal percentage interest or participation in each of its Revolving Credit Commitment and Revolving Credit Loans, (4) a Bank may assign a Bid Loan to another Person without assigning any portion of its Commitment to such Person and (5) no consent of the Agent or any Issuing Bank shall be required in the case of an assignment by a Bank to an Affiliate of such Bank or to another Bank already party to this Agreement.  In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Revolving Credit Note subject to such assignment, the applicable Borrower shall execute and deliver a new Revolving Credit Note to the assignee, if such assignee requests such a Note in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank, if the assigning Bank requests such a Note with respect to the Commitment it has retained.  The assigning Bank shall surrender its Bid Note and the respective Borrower shall execute and deliver to the assignee (and to the assignor if the assignor is assigning less than all of its Revolving Credit Commitments and Bid Loans) a new Bid Note in the form of Exhibit 1.01(B) as appropriate.  Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment.  In the case of a participation, the participant shall only have the rights specified in Section 8.02 [Set-off] (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Section 10.01(a) [Increase of Commitment, Etc.], Section 10.01(b) [Extension of Payment, Etc.], or Section 10.01(c) [Release of Collateral or Guarantor]), all of such Bank’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Borrower or any Material Subsidiary hereunder or thereunder shall be determined as if such Bank had not sold such participation.

(b)                                 Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrowers and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding.  Each Bank may furnish any publicly available information concerning the Borrowers or its Subsidiaries and any other information concerning the Borrowers or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

(c)                                  Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note (if any) and the other Loan Documents to any Federal Reserve Bank without notice to or consent of the Borrowers or the Agent.  No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

Section 10.12  Confidentiality.  (a)  General.  The Agent and the Banks each agree to keep confidential all information obtained from the Borrowers or their Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrowers specifically designate as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality of such information as provided herein, (ii) to assignees and participants as contemplated by Section 10.11, and prospective assignees and participants, provided that Agent or such Bank, as the case may be, exercises its best efforts to obtain the agreement of such prospective assignees and participants to be bound by the confidentiality provisions hereof, (iii) to the extent requested by any bank regulatory authority, any self-regulatory body or, to the extent permissible and practicable, with notice to the Borrowers, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrowers shall have consented to such disclosure.

(b)                                 Sharing Information With Affiliates of the Banks.  The Borrowers acknowledge that from time to time financial advisory, investment banking, and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and the Borrowers hereby authorize each Bank to share any information delivered to such Bank by the Borrowers or any of their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.12 as if it were a Bank hereunder.  Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

Section 10.13  Counterparts.  This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

Section 10.14  Agent’s or Bank’s Consent.  Whenever the Agent’s or any Bank’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

Section 10.15  Exceptions.  The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

Section 10.16  CONSENT TO FORUM; WAIVER OF JURY TRIAL.  EACH OF THE BORROWERS HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT.  THE COMPANY CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS PROVIDED FOR IN SECTION 10.06 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  HOLDINGS AND THE UK BORROWER CONSENTS THAT ALL SERVICE OF PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS PROVIDED IN SECTION 10.06 (AND HOLDINGS AND THE UK BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS), AND SERVICE SO MADE SHALL BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  EACH OF THE BORROWERS WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

EACH BORROWER, THE AGENT, AND EACH OF THE BANKS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

Section 10.17  Tax Withholding Clause.  Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of the Borrowers and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Each Bank, assignee or participant required to deliver to the Borrowers and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent).  Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrowers and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

Section 10.18  Joinder of Guarantors.  Any Material Non-AGC Subsidiary of Holdings which is required to be a Guarantor pursuant to Section 7.02(i) [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.01(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.01 [Closing Date] modified as appropriate to relate to such Subsidiary.  Holdings shall deliver such Guarantor Joinder and related documents to the Agent within five (5) Business Days after, as the case may be, the date of the acquisition of such Subsidiary, the date upon which a Subsidiary meets the criteria for a Material Non-AGC Subsidiary as set forth in the definition thereof in Section 1.01, or the date the filing of such Subsidiary’s certificate or articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

Section 10.19  Limited Recourse.  Notwithstanding anything contained in this Agreement or any other Loan Document, except as expressly provided herein and therein the obligations of the Borrowers hereunder and thereunder are several and not joint, and in no event shall the Banks or the Agent have legal recourse to (i) Holdings with respect to Loans incurred by or Letters of Credit issued for the account of the Company or the UK Borrower and (ii) the Company or the UK Borrower with respect to Loans incurred by or Letters of Credit for the account of Holdings, AGRI or AGRO (it being understood and agreed that the Banks and the Agent shall have legal recourse to the Company with respect to Loans incurred by and Letters of Credit issued for the account of the UK Borrower in accordance with the terms of the Guaranty Agreement entered into by the Company).

Section 10.20  Change of Lending Office.  Each Bank may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Bank; provided that no Borrower shall be responsible for costs arising under Sections

3.04, 4.06 or 4.07 resulting from any such transfer to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

Section 10.21  USA Patriot Act.  Each Bank hereby notifies the Borrowers and Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Bank to identify such Borrower and Guarantor in accordance with the Act, and each Borrower and each Guarantor agrees to provide such information from time to time to each Bank.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ASSURED GUARANTY LTD.

By:	/s/ Robert B. Mills
Title: Chief Financial Officer

ASSURED GUARANTY CORP.

By:	/s/ Robert B. Mills
Title: Chief Financial Officer

ASSURED GUARANTY (UK) LTD.

By:	/s/ Charles J. Lester
Title: Managing Director

ASSURED GUARANTY RE INTERNATIONAL LTD.

By:	/s/ Pierre Samson
Title: President

ASSURED GUARANTY RE OVERSEAS LTD.

By:	/s/ Robert B. Mills
Title: Deputy Chairman & Chief Financial Officer

ABN AMRO BANK N.V., Individually and as Agent

By:	/s/ Neil R. Stein
Title: Director

By:	/s/ Michael DeMarco
Title: Assistant Vice President

BANK OF AMERICA N.A.

By:	/s/ Debra Basler
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Mary K. Young
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Helen L. Newcomb
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ruth Leung
Title: Director

By:	/s/ Clinton Johnson
Title: Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Joan Anderson
Title: Director

THE BANK OF NEW YORK

By:	/s/ Sreecaran Ganesan
Title: Vice President

CITIBANK N.A.

By:	/s/ Maria G. Hackley
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Edward J. Chidiac
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ John Mallett
Title: Corporate Director